EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

TRUMP PLAZA ASSOCIATES, LLC, as Seller,

MERUELO GAMING HOLDINGS, LLC, as Buyer,

and, solely for the sections specified herein,

TRUMP ENTERTAINMENT RESORTS, INC., as Seller Parent,

and

MERUELO ENTERPRISES, INC., as Buyer Parent

dated as of February 14, 2013

TABLE OF CONTENTS

Page
1.	PURCHASE AND SALE OF ASSETS	7
1.1	Purchase and Sale of Assets	7
1.2	Excluded Assets	8
1.3	Excluded Liabilities	10
1.4	Assumed Liabilities	10
1.5	Retention of Documents and Removal of Excluded Assets	11
1.6	Assignability and Consents	13
1.7	Use of “Trump Name”	14

2.	PURCHASE PRICE AND DEPOSIT	14
2.1	Purchase Price	14
2.2	Deposit	15
2.3	Balance of the Purchase Price	15
2.4	Initial Working Capital Adjustment.	15
2.5	Final Working Capital Adjustment	16

3.	CLOSING	18
3.1	Closing	18
3.2	Deliveries at Closing	18

4.	REPRESENTATIONS AND WARRANTIES OF SELLER	21
4.1	Organization of Seller	21
4.2	Authority; No Conflict; Required Filings and Consents	22
4.3	Financial Statements	23
4.4	No Undisclosed Liabilities	23
4.5	Intellectual Property	24
4.6	Agreements, Contracts and Commitments	25
4.7	Litigation; Orders	25
4.8	Environmental Matters	26
4.9	Permits; Compliance with Laws	27
4.10	Labor Matters; Employee Liabilities	27
4.11	Employee Benefits	28
4.12	Brokers	29
4.13	Insurance	29
4.14	Personal Property	30
4.15	Condemnation Proceedings	30
4.16	Computer Software	30
4.17	Taxes	30
4.18	Assets	30
4.19	Potential Conflicts of Interest	31
4.20	Real Property	31
4.21	Update of Representations	32

5.	REPRESENTATIONS AND WARRANTIES OF BUYER	33
5.1	Organization	33
5.2	Authority; No Conflict; Required Filings and Consents	33
5.3	Brokers	34
5.4	Licensability of Principals; Required Licensees	34
5.5	Compliance with Gaming Laws	35
5.6	Litigation	35
5.7	Financial Ability to Perform	35

6.	COVENANTS	36
6.1	Conduct of Business of Seller	36
6.2	Cooperation; Notice; Cure	38
6.3	Maintenance of Assets	39
6.4	Ownership of Purchased Assets	39
6.5	Employee Matters	39
6.6	Access to Information and the Property	43
6.7	Governmental Approvals	45
6.8	Publicity	48
6.9	Further Assurances and Actions	48
6.10	Taxes; Bulk Sales	49
6.11	Accounts Receivable	50
6.12	Reservations; Chips; Front Money; Guests	50
6.13	Insurance Policies	53
6.14	Certain Transactions	53
6.15	Insurance; Casualty and Condemnation	53
6.16	Certain Notifications	54
6.17	Use of Customer Lists	54
6.18	Plaza Database	54
6.19	No Control	55
6.20	Utilities	55
6.21	Seller Parent Name	55
6.22	Further Action	57
6.23	Financial Statements	57
6.24	Seller Cooperation	57
6.25	Buyer Cooperation	57
6.26	Transferred Employees’ Retained Knowledge	58
6.27	CRDA Deposits.	58
6.28	Tax Deferred Exchange	58

7.	CONDITIONS TO CLOSING	59
7.1	Conditions to Each Party’s Obligation to Effect the Closing	59
7.2	Additional Conditions to Obligations of Buyer	59
7.3	Additional Conditions to Obligations of Seller	60

8.	TERMINATION AND AMENDMENT	60
8.1	Termination	60
8.2	Effect of Termination	62
8.3	Application of the Deposit	62

9.	SURVIVAL; INDEMNIFICATION	63
9.1	Survival of Representations, Warranties, Covenants and Agreements	63
9.2	Indemnification	64
9.3	Interpretation	65
9.4	Procedure for Claims between Parties	65
9.5	Defense of Third Party Claims	65
9.6	Limitations on Indemnity	66
9.7	Payment of Damages	67
9.8	Exclusive Remedy	67
9.9	Treatment of Indemnification Payments	68

10.	PROPERTY	68
10.1	As Is	68
10.2	Title to Real Property	69

11.	MISCELLANEOUS	71
11.1	Definitions	71
11.2	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	81
11.3	Notices	82
11.4	Interpretation	83
11.5	Headings	83
11.6	Entire Agreement	83
11.7	Severability	84
11.8	Assignment	84
11.9	Parties of Interest; No Third Party Beneficiaries	84
11.10	Counterparts	85
11.11	Mutual Drafting	85
11.12	Amendment	85
11.13	Extension; Waiver	85
11.14	Time of Essence	85
11.15	Disclosure Letters	85
11.16	Non-Solicitation of Employees	85
11.17	Other Assets; Other Property	86
11.18	Specific Performance	86
11.19	Additional Provisions	87

EXHIBITS
Exhibit A	Escrow Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement – Assumed Contracts and Assumed Liabilities
Exhibit D	Form of Plaza Database
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Transition Services Agreement
Exhibit G	Content of Customer Mailer
Exhibit H	Title Commitment
INDEX OF DEFINED TERMS

Accounts Receivable	71
Acquired Personal Property	71
Affiliate	71
Agreement	7
Assumed Contracts	71
Assumed Liabilities	10
Assumed Software	72
Auditor	72
Bankruptcy and Equity Exception	22
Base Purchase Price	15
Books and Records	72
Business Day	72
Buyer	7
Buyer Disclosure Letter	33
Buyer Indemnified Parties	64
Buyer Indemnified Party	64
Buyer Material Adverse Effect	72
Buyer Parent	7
Cap	66
Casualty Termination Event	73
Chip Liability	73
Closing	18
Closing Date	18
Closing Date Working Capital	16
Closing Gaming Approvals	73
Code	73
Collective Bargaining Agreements	27
Consumables	73
Contract	73
Contract Transactions	73
Current Assets	73
Current Liabilities	73
Customer Database	74
Damages	64
Deposit	15
Determination Date	18
Environmental Laws	74
Environmental Liabilities	74
ERISA	28
ERISA Affiliate	28
Escrow Agent	15
Escrow Agreement	15
Estimated Balance of the Purchase Price	15
Excepted Items	43
Exchange Act	74
Excluded Assets	8
Excluded Contracts	74
Excluded Intellectual Property	74
Excluded Liabilities	10
Excluded Personal Property	74
Excluded Software	74
Financial Information	23
Fixtures	74
Front Money	75
GAAP	75
Gaming Approvals	75
Gaming Authorities	75
Gaming Laws	75
Governmental Approvals	45
Governmental Entity	22
Guest Ledger	75
Hazardous Material	75
Holdings	21
Indemnified Parties	65
Indemnified Party	65
Indemnifying Parties	65
Indemnifying Party	65
Initial Qualifier	75
Initial Working Capital Adjustment	16
Inspection	43
Intellectual Property	76
Intercompany Payables	76
Intercompany Receivables	76
Inventoried Vehicles	53
knowledge	76
Land	76
Law	76
Leases	76
Legal Proceeding	76
Liabilities	76
Licensing Affiliates	34
Liens	76
List of Inventoried Baggage	52
Markers	77
Material Assumed Contracts	77
Mechanics’ Liens	77
Monetary Liens	69
Multiemployer Plans	29
Non-Assignable Asset	13
Nonrepresented Employee	77
Notice	65
Notice Defects	69
Operating Agreements	77
Order	77
Ordinary Course of Business	77
Other Assets	86
Other Property	86
Outside Date	77
Passenger/Delivery Vehicles	77
Permitted Encumbrances	77
Person	78
Personal Property	78
Plaza Database	78
Pre-Closing Employee Liabilities	79
Pre-Closing Tax Liabilities	79
Pre-Closing Worker Compensation Liabilities	79
Pre-Closing Working Capital	15
Pre-Closing Working Capital Statement	15
Prepaids	79
Property	79
Property Employee	28
Property Material Adverse Effect	79
Purchase Price	15
Purchased Assets	7
Quarterly Financials	57
Release	80
Representative	80
Represented Employee	80
Required Licensees	35
Residual Knowledge	58
Seller	7
Seller Audited 2010 Financials	23
Seller Benefit Plans	28
Seller Broker	29
Seller Created Encumbrances	69
Seller Disclosure Letter	21
Seller Indemnified Parties	64
Seller Indemnified Party	64
Seller Parent	7
Seller Permits	27
Seller’s 401(k) Plan	28
Subsidiary	80
Sub-Threshold	66
Survival Period	63
Tax Appeal	49
Tax Return	80
Taxes	80
Third Party Claim	65
Threshold	66
Title Commitment	80
Transfer Taxes	49
Transfer Time	80
Transferred Employee Records	80
Transferred Intellectual Property	81
Trump License Agreement	81
Trump One Card	81
UCC Search	81
WARN Act	81
Working Capital	81
Working Capital Amount Statement	16

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2013 by and among TRUMP PLAZA ASSOCIATES, LLC, a New Jersey limited liability company (“Seller”), TRUMP ENTERTAINMENT RESORTS, INC., a Delaware corporation (“Seller Parent”), MERUELO GAMING HOLDINGS, LLC, a New Jersey limited liability company (“Buyer”), and MERUELO ENTERPRISES, INC., a California corporation (“Buyer Parent”); provided, however, that notwithstanding anything herein to the contrary, Seller Parent shall be a party to this Agreement only for purposes of Articles 9 and 11 and Sections 6.1, 6.2, 6.3, 6.4, 6.6.1, 6.7, 6.8, 6.9, 6.12.1, 6.14, 6.16, and 6.18 hereof, and Buyer Parent shall be a party to this Agreement only for purposes of Articles 9 and 11 and Sections 6.2, 6.7, 6.8, 6.9, 6.14, 6.16 and 6.17 hereof.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 11.1 hereof.

WHEREAS, Seller owns and operates the Property (commonly known as “Trump Plaza Hotel and Casino”); and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, acquire and accept from Seller, Seller’s interest in the Property and Buyer desires to assume certain Liabilities related to the Property and the operation of the Property, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.	PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Assets

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets.  “Purchased Assets” shall mean the following rights and assets as of the Closing:

1.1.1               the Property;

1.1.2               the CRDA Bonds;

1.1.3               the Assumed Contracts;

1.1.4               the Acquired Personal Property;

1.1.5               the Transferred Intellectual Property;

1.1.6               the Books and Records;

1.1.7               the Assumed Software;

1.1.8               any Seller Permits (and pending applications therefor) held by Seller or any of its Affiliates as of the Closing Date and used primarily in the operation of the Property, to the extent transferable by Law without material cost to Seller;

1.1.9               to the extent transferable by Law, the Transferred Employee Records;

1.1.10               all rights, claims, causes of actions and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates after the Closing to the extent arising out of or resulting from (i) any Purchased Asset (except as set forth in Sections 1.2.4, 1.2.7, 1.2.8, or 1.2.9) or (ii) any Assumed Liability;

1.1.11               all guest room, meeting facility, customer, or similar deposits made by patrons or guests for reservations with respect to the Property for periods beginning from and after the Transfer Time;

1.1.12               all gaming equipment owned by Seller and located at the Property (whether on the gaming floor or in storage at the Property);

1.1.13               any rights, if any, of Seller to collect proceeds of insurance claims relating to the Property for periods from and after the Closing Date;

1.1.14               all Accounts Receivable and Prepaids for services to be performed or goods to be provided, after the Closing Date; and

1.1.15               all Consumables.

1.2	Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Seller shall retain all of its right, title and interest in, to and under the Excluded Assets.  “Excluded Assets” shall mean each of the following assets:

1.2.1               all current assets that are not Purchased Assets identified in Section 1.1;

1.2.2               except as set forth in Section 1.1.11 or 1.1.14, all cash and cash equivalents of Seller, if any, located at the Property as of the Transfer Time (“Cash”), including (i) negotiable instruments and other cash equivalents of Seller located in drop boxes, slot machines and other gaming devices at the Property and (ii) cash on hand for the Property manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank at the Property (collectively, the “House Funds”), but shall not include Front Money, which shall be treated in accordance with Section 6.12.3;

1.2.3               the Excluded Contracts;

1.2.4               all rights, claims, causes of action and credits (including all indemnities, warranties and similar rights) in favor of Seller or any of its Affiliates or Representatives to the extent arising out of or resulting from (i) any Excluded Asset or (ii) any Excluded Liability;

1.2.5               the organizational documents (and related books and records) and Tax Returns (including supporting schedules) of Seller (copies of which have been provided to or made available to Buyer, but with respect to Tax Returns, only to the extent such Tax Returns relate to the Purchased Assets) or any of its Affiliates;

1.2.6               all of Seller’s and its Affiliates’ human resources and other employee-related files and records, other than the Transferred Employee Records;

1.2.7               all refunds, rebates, credits, claims and entitlements with respect to Taxes of Seller or its Affiliates, or with respect to the Purchased Assets, attributable to Tax periods (or portions thereof) ending before the Closing Date;

1.2.8               except as set forth in Section 1.1.13, all insurance policies or rights to proceeds thereof relating to the assets, properties, business or operations of Seller or any of its Affiliates, subject to Section 6.15;

1.2.9               all rights, claims and causes of action of Seller or any of its Affiliates against third Persons to the extent relating to the Other Assets or the Other Properties;

1.2.10               the Excluded Personal Property;

1.2.11               the Excluded Intellectual Property;

1.2.12               the Customer Database, other than the Plaza Database;

1.2.13               all data, files and other materials located on any storage device (including such data, files and/or materials located on personal computers and servers) located at the Property (other than any such data, files and other materials that are Purchased Assets);

1.2.14               the “Trump One Card” and any player loyalty or rewards program of Seller Parent or its Affiliates, subject to the terms of the Transition Services Agreement;

1.2.15               the Front Money, which shall be treated in accordance with Section 6.12.3;

1.2.16               all Intercompany Receivables, all Accounts Receivables, all Markers, all Prepaids and the Guest Ledger, except to the extent that such Intercompany Receivables, Accounts Receivables and Prepaids are for services to be performed or goods to be provided after the Closing Date;

1.2.17               subject to Section 6.27, all amounts payable or due to the Seller or its Affiliates by or on behalf of the Casino Reinvestment Development Authority; and

1.2.18               all other assets described in Section 1.2 of the Seller Disclosure Letter.

1.3	Excluded Liabilities

Other than the Assumed Liabilities, Buyer is not, and shall not be deemed to be, assuming or taking the Purchased Assets subject to any obligations or liabilities of Seller or any of its Affiliates, of any kind or nature whatsoever, whether known or unknown, fixed or contingent, including the following (collectively, the “Excluded Liabilities”):

1.3.1               all liabilities that are not Assumed Liabilities;

1.3.2               any Liability in respect of any Excluded Asset;

1.3.3               any Pre-Closing Tax Liabilities;

1.3.4               any Pre-Closing Worker Compensation Liabilities;

1.3.5               any liabilities with respect to Seller’s 401(k) Plan and any other Pre-Closing Employee Liabilities that are not expressly assumed pursuant to Section 1.4 or Section 6.5;

1.3.6               any liabilities of Seller and its Affiliates not arising out of or resulting from the Property or the operation and support of the business located at the Property;

1.3.7               any Intercompany Payables; and

1.3.8               the Chip Liability, in accordance with Section 6.12.2.

1.4	Assumed Liabilities

Upon the terms and subject to the conditions set forth in this Agreement, Buyer agrees that as of, and at all times after, the Closing, Buyer shall assume, and satisfy, perform, pay and discharge as and when due and payable, and otherwise be solely responsible for, each of the following Liabilities (the “Assumed Liabilities”):

1.4.1               all Liabilities arising under or in respect of (i) the Purchased Assets accruing, or arising under or out of events, occurrences, acts or omissions happening, from and after the Closing Date, and (ii) all Assumed Contracts to the extent not fully performed (and not required by their respective terms to have been so performed) prior to the Closing Date; provided, however, that to the extent such Liabilities under the Assumed Contracts relate to the delivery of goods or the performance of services prior to the Closing Date, Seller shall be responsible for making the payments in respect thereof under such Assumed Contracts;

1.4.2               all Liabilities of Seller with respect to entertainment, hotel, dining and other reservations made by patrons relating to the Property from and after the Transfer Time, provided that such reservations are made in compliance with Section 6.12.1;

1.4.3               except as otherwise provided herein, all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for any taxable period (or portion thereof) after the Transfer Time;

1.4.4               all Pre-Closing Employee Liabilities relating to Transferred Employees who are Represented Employees with respect to unused vacation and personal days that have vested or accrued as of the Closing Date, to the extent assumed by Buyer pursuant to Section 6.5 and reflected in the Working Capital Statement;

1.4.5               all Pre-Closing Employee Liabilities relating to Transferred Employees under Seller Benefit Plans assumed by Buyer pursuant to Section 6.5;

1.4.6               all Liabilities relating to Transferred Employees accruing after the Transfer Time (including Liabilities accruing after the Transfer Time under Seller Benefit Plans assumed by Buyer pursuant to Section 6.5);

1.4.7               all Liabilities (other than the Excluded Liabilities) with respect to the Property, the operation and support of the business located at the Property, and the Purchased Assets that occur after the Transfer Time (including for claims, litigation, acts, omissions, events or occurrences relating to the Property, the operation and support of the business located at the Property and the Purchased Assets after the Closing Date);

1.4.8               all Environmental Liabilities relating to, resulting from, caused by or arising out of ownership, operation or control of the Property;

1.4.9               all liability in connection with the redemption, in accordance with the requirements of applicable law, of gaming tickets issued by Seller prior to the Transfer Time as provided in Section 6.12.2 to the extent reflected in the Working Capital Statement; and

1.4.10               the Current Liabilities, to the extent reflected in the Working Capital Statement.

1.5	Retention of Documents and Removal of Excluded Assets

1.5.1               Notwithstanding anything to the contrary, Seller and its Affiliates may retain and use, at their own expense, archival copies of all of the Assumed Contracts and other documents transferred hereunder, in each case, which (i) are reasonably necessary to operate Seller’s or its Affiliates’ businesses, other than the business conducted at the Property, (ii) Seller in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Seller or any of its Affiliates or (iii) Seller in good faith determines it or its Affiliate is reasonably likely to need access to in connection with any filing or report to, or investigation by, any Governmental Entity.  Buyer and its Affiliates may retain and use, at their own expense, archival copies of all contracts and other documents, in each case, which (i) relate to the Assumed Liabilities, (ii) are used in connection with the preparation of the Pre-Closing Working Capital Statement, (iii) Buyer in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Buyer or any of its Affiliates or (iv) Buyer in good faith determines it or its Affiliate is reasonably likely to need access to in connection with any filing or report to, or investigation by, any Governmental Entity.

1.5.2               Any items located at the Property that constitute Excluded Assets may be removed on or prior to the Closing Date, or within 30 days thereafter, by Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with Seller or the applicable removing party making all repairs necessitated by such removal, but without any obligation on the part of Seller, its Affiliates, or any removing party to replace any item so removed; provided, however, that Seller shall not be required to remove such Excluded Assets to the extent it chooses to leave such Excluded Assets on the Property.  Seller hereby reserves unto itself and its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry into the Property at reasonable times after the Closing Date and within such 30-day period to effect such removal, subject to prior written permission of Buyer; provided, however, that any such removal of Excluded Assets shall not unreasonably interfere with Buyer’s business operations at the Property.  In the event any Excluded Assets are removed within the 30-day period after the Closing Date, Seller shall provide Buyer a prior written request of entrance and, upon Buyer’s written approval, Buyer shall be permitted, in its sole discretion, to have a Representative present during such removal of the Excluded Assets.  Subject to the Transition Services Agreement, Seller recognizes that Buyer will be replacing some or all of the Excluded Software used in the operation and support of the business located at the Property and Seller agrees to cooperate reasonably with Buyer at Buyer’s cost and expense, in Buyer’s effecting of the transition from Excluded Software to replacement software; provided that such cooperation shall not unreasonably interfere with Seller’s operations at the Property before the Closing Date; provided, further, that the cost of any replacement software shall be borne solely by Buyer; provided, further, that any and all information received by Buyer through such cooperation shall be subject to the terms of the Confidentiality Agreement and shall not be used by Buyer in a manner that competitively disadvantages Seller or any of its Affiliates.  Subject to the Transition Services Agreement, with respect to any Excluded Software at the Property that is now installed on personal computers at the Property, Seller shall uninstall such Excluded Software not later than 30 days after the Closing Date.  Seller shall provide Buyer prior written notice (or, in the case of any removal of Excluded Software following the Closing Date, Seller shall provide Buyer a prior written request) of the timing of any such uninstallation of Excluded Software and (i) Buyer shall be permitted, in its sole discretion, to have a Representative present during such uninstallation of Excluded Software and (ii) the timing of any such uninstallation of Excluded Software following the Closing Date shall be subject to Buyer’s prior written approval.  Buyer’s agreements pursuant to this Section 1.5.2 shall survive the Closing, shall be covered by Buyer’s indemnification obligations in Article 9 hereof and shall be enforceable by Seller by any means available at Law or equity, including injunctive relief, which Buyer hereby agrees is an appropriate remedy.  All risk of loss relating to any Excluded Assets that are located on the Property after the Closing Date shall remain with Seller.  Subject to the Transition Services Agreement, if Seller does not remove any of the Excluded Assets within 30 days following the Closing Date, all such remaining Excluded Assets shall be deemed to be abandoned and Buyer, upon 15 days written notice to Seller, may either retain any such remaining Excluded Assets or dispose of any such remaining Excluded Assets in a reasonable manner.

1.6	Assignability and Consents

1.6.1               Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Seller Permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of a third Person (including any Governmental Entity) or is cancelable by a third Person in the event of an assignment (a “Non-Assignable Asset”) unless and until consent from such third Person shall have been obtained.  With respect to Material Assumed Contracts, Seller shall use its commercially reasonable efforts to cooperate with Buyer at its request for up to nine months following the Closing Date in endeavoring to obtain such consents; provided, however, that such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities (other than incidental legal fees of Seller’s counsel), provide any financial accommodation, or remain secondarily or contingently liable for any Assumed Liability to obtain any such consent.  Subject to the foregoing, Buyer and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Assumed Contracts or other Liabilities that constitute Assumed Liabilities, or to obtain in writing the unconditional release of Seller and its Affiliates, so that, in any such case, Buyer shall be solely responsible for such Liabilities; provided, however, that such efforts shall not require Buyer or any of its Affiliates to accept any material changes to the material terms of any Material Assumed Contracts (in each case, unless Buyer consents thereto).  To the extent permitted by applicable Law and the terms of the Non-Assignable Assets, in the event that consents to the assignment thereof cannot be obtained, such Non-Assignable Assets shall be held, as of and from the Closing Date, by Seller (or the applicable Affiliate of Seller) in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer at its expense and in Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account (and Seller shall promptly pay over to Buyer all money received by it under such Non-Assignable Assets in respect of periods after the Closing Date); provided, that Seller may, after providing prior written notice to Buyer with reasonable detail, withhold any performance under a Non-Assignable Asset that may otherwise be reasonably requested by Buyer until Buyer shall have provided Seller with all funds and other resources necessary for such performance.  As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller under the Non-Assignable Assets with respect to the Property.  Buyer agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Damages based upon, arising out of or relating to Buyer’s performance of, or failure to perform, obligations under the Non-Assignable Assets.  Seller agrees to indemnify and hold Buyer and its Affiliates, agents, successors and assigns harmless from and against any and all Liabilities and Damages based upon, arising out of or relating to Seller’s unauthorized performance of, or failure to perform, its obligations under the Non-Assignable Assets.

1.6.2               Buyer understands and agrees that it is solely Buyer’s responsibility, at Buyer’s expense, to obtain any and all Operating Agreements, and all licenses and permits, necessary for Buyer to operate and support the Property and the business located at the Property from and after the Closing Date, including any replacement software license agreements for software that would replace the Excluded Software.  Seller represents and warrants to Buyer that Section 1.6.2(a) of the Seller Disclosure Letter sets forth all material Operating Agreements, and all material licenses and permits, held by Seller and necessary for Seller to operate and support the Property and the business located at the Property as of the date hereof.  Except as set forth in Sections 1.1.3, 1.1.7 and 1.1.8 hereof, no licenses or permits will be transferred by Seller in connection with the sale of the Property.  Buyer understands and agrees that the assignment of certain Contracts as contemplated hereunder may require the delivery by Buyer of certain deposits to the third Persons that are party to such Contracts and that Buyer shall be responsible for the timely delivery of such deposits in accordance with requirements of such Contracts with such third Persons.  Seller shall reasonably assist Buyer, at no cost to Seller, in Buyer’s efforts to obtain Operating Agreements, licenses and permits and replacement software license agreements pursuant to this Section.  Seller represents and warrants to Buyer that Section 1.6.2(a) of the Seller Disclosure Letter sets forth a true and complete list of such Contracts that require deposits of $5,000 or more.  Notwithstanding the above, Seller shall use reasonable efforts, but at no cost to Seller, to seek permission to transfer or make available to Buyer all software license agreements used by Seller without any further remuneration from Buyer.

1.7	Use of “Trump Name”

Seller hereby authorizes Buyer, to the extent Seller has the right to grant such authorization under the Trump License Agreement, to use the domain name “” and the names “Trump” and “Trump Plaza” during the period of 180 days following the Closing Date, but only in accordance with the provisions of Section 9.2.2 and other applicable provisions of the Trump License Agreement.  To the extent not prohibited by the Trump License Agreement, Seller agrees that for an additional 180 days following such initial 180-day period, the domain “” shall redirect visitors to a domain as specified by Buyer in writing that does not include the name “Trump”.  Seller further agrees that from and after the first anniversary of the Closing Date, and for an additional 360 days thereafter, Seller and its Affiliates shall not use, and shall not authorize others to use, the domain “”

2.	PURCHASE PRICE AND DEPOSIT

2.1	Purchase Price

Upon the terms, and subject to the satisfaction or, if permissible, waiver of the conditions of this Agreement, in consideration for Contract Transactions, at the Closing, Buyer shall deliver or cause to be delivered by electronic transfer of immediately available funds to an account designated by Seller (A) an amount in cash equal to Twenty Million Dollars ($20,000,000) (the “Base Purchase Price”), PLUS OR MINUS (B) the Working Capital Adjustment, if any, as provided for in Sections 2.4 and 2.5 hereof (collectively, the “Purchase Price”).  The Base Purchase Price shall be deemed paid through the transfer to Seller of the Deposit and the Estimated Balance of the Purchase Price in accordance with the terms of the Escrow Agreement.  At Closing, in lieu of the final Working Capital Adjustment, if any, the amount of the Purchase Price to be delivered or caused to be delivered by Buyer at such time shall be calculated using the Initial Working Capital Adjustment, if any, as determined in accordance with Section 2.4 hereof, with subsequent final adjustment, as applicable, as provided for in Section 2.5 hereof.  The amount of the prorations described in Section 2.5.2 owed by Buyer or Seller shall be paid to Buyer by Seller or to Seller by Buyer, as the case may be, on the Closing Date and shall be treated as an adjustment to the Purchase Price paid by Buyer to Seller on the Closing Date.

2.2	Deposit

2.2.1               Concurrently with the execution and delivery of this Agreement by Buyer, Buyer shall deposit an amount in cash equal to Two Million Dollars ($2,000,000) (such amount, including the interest accrued thereon, the “Deposit”) with Chicago Title Insurance Company or such other title insurance company as may be selected jointly by Buyer and Seller (the “Escrow Agent”) pursuant to an escrow agreement in the form annexed hereto as Exhibit A and executed and delivered by Seller, Buyer and the Escrow Agent as of the date hereof (the “Escrow Agreement”).

2.2.2               In the event of any inconsistency between the terms and provisions of the Escrow Agreement and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties hereto to the contrary which acknowledges this Section 2.2.2, except that as to the Escrow Agent, the terms of the Escrow Agreement shall control.

2.3	Balance of the Purchase Price

At least one Business Day prior to the Closing Date, Buyer shall deposit with the Escrow Agent an amount in cash equal to the Base Purchase Price minus the Deposit, as adjusted by any Initial Working Capital Adjustment (such amount, the “Estimated Balance of the Purchase Price”).

2.4	Initial Working Capital Adjustment.

2.4.1           At least five Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement of estimated Working Capital of the business conducted at the Property (the “Pre-Closing Working Capital Statement”), which shall be prepared in a manner consistent with the Working Capital calculation example set forth on Section 2.4 of the Seller Disclosure Letter and otherwise in accordance with GAAP.  The Pre-Closing Working Capital Statement will contain a good faith estimate, set forth in reasonable detail, of the amount of Working Capital of the business conducted at the Property as of the Closing Date (the “Pre-Closing Working Capital”).  As promptly as practicable, but not later than two Business Days prior to the Closing Date, Buyer shall identify any adjustments that it believes are required to the calculation of the Pre-Closing Working Capital.  If Buyer identifies any such adjustments, the Parties shall use commercially reasonable efforts to resolve such dispute, after which Seller shall re-deliver to Buyer the Pre-Closing Working Capital Statement reflecting such adjustments and the estimated Working Capital set forth on such statement shall be the Pre-Closing Working Capital.  Seller and Buyer each shall bear its own expenses in the preparation and review of the Pre-Closing Working Capital Statement.  The “Initial Working Capital Adjustment” shall equal (i) if the Pre-Closing Working Capital is greater than zero, the positive number that is the amount of such excess (which shall be added to the Base Purchase Price pursuant to Section 2.1), and (ii) if the Pre-Closing Working Capital is less than zero, the negative number that is the amount of such difference (which shall be subtracted from the Base Purchase Price pursuant to Section 2.1).  The parties agree that the target for Pre-Closing Working Capital shall be zero.

2.4.2               Not earlier than eight (8) hours prior to the Transfer Time on the Closing Date, Seller shall conduct a cash count and the drop for one hundred percent (100%) of the gaming device “hoppers” and shall run a slot system report, and a Representative of Buyer may, subject to applicable Gaming Laws, if any, be present to observe such cash count, hopper drop and slot system report if it so elects.

2.5	Final Working Capital Adjustment

2.5.1               As soon as reasonably practicable following the Closing Date, but in no event more than 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement of Working Capital of the business conducted at the Property  substantially in the form of the Pre-Closing Working Capital Statement (the “Working Capital Statement”).  The Working Capital Statement shall be prepared in a manner consistent with the Working Capital calculation example set forth on Section 2.4 of the Seller Disclosure Letter.  The Working Capital Statement will set forth, in reasonable detail, the amount of Working Capital of the business conducted at the Property as of the Closing Date (the “Closing Date Working Capital”).  Notwithstanding any provision of this Agreement to the contrary, physical inventories conducted on the Closing Date shall be conclusive and binding on the parties and shall be used in the preparation of the Working Capital Statement.  Seller and Buyer each shall bear its own expenses in the preparation and review of the Working Capital Statement.  Subject to applicable Law, Seller will use commercially reasonable efforts to cooperate with Buyer in connection with the preparation of the Working Capital Statement and the calculation of Closing Date Working Capital, and will provide Buyer with reasonable access to any of Seller’s records not otherwise available to Buyer as a result of the transactions contemplated by this Agreement, to the extent reasonably related to the preparation of the Working Capital Statement and the calculation of Closing Date Working Capital.

2.5.2           Notwithstanding any provision in this Article 2 to the contrary, in calculating the Purchase Price to be paid at Closing, the following provisions shall be observed.

A.           Subject to Section 6.10.2, as of the Closing, all real and personal property Taxes and similar ad valorem obligations related to the Purchased Assets for Tax periods beginning before and ending after the Closing Date shall be prorated separately on a per diem basis as of the Closing Date using the latest available rates and assessments, and Seller shall be responsible for Seller’s proportionate share of its property Taxes and similar ad valorem obligations (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the day prior to the Closing Date), provided, however, that with the exception of the foregoing and the Pre-Closing Tax Liabilities and subject to Buyer’s indemnity rights under Article 9, all Taxes becoming a Lien on any of the Purchased Assets after the Closing Date or which become due and payable after the Closing Date shall be paid solely by Buyer.

B.           Utilities (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time paid by Seller and charges thereafter paid by Buyer.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing, and Buyer shall pay Seller for Buyer’s prorated share thereof (which shall be determined on a per diem basis from the Closing to the end of the relevant period). Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time.

C.        As of the Closing, the Guest Ledger shall be prorated between Buyer and Seller as of the Transfer Time.

2.5.3               If Seller shall disagree with the calculation of Closing Date Working Capital or any element of the Working Capital Statement relevant thereto, it shall, within 15 Business Days after its receipt of the Working Capital Statement, notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement.  In connection therewith and subject to applicable Law, Buyer will provide Seller reasonable access to all of Buyer’s and the Property’s records not otherwise available to Seller as a result of the transactions contemplated by this Agreement, to the extent reasonably related to Seller’s review of the Working Capital Statement and the calculation of Closing Date Working Capital.  In the event that Seller does not provide such notice of disagreement within such 15 Business Day period, Seller shall be deemed to have accepted the Working Capital Statement and the calculation of the Closing Date Working Capital delivered by Buyer.  In the event any such notice of disagreement is timely provided, Buyer and Seller, in conjunction with their respective independent accounting firms, shall use commercially reasonable efforts for a further period of 15 Business Days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of Closing Date Working Capital.  If, at the end of such period, they are unable to resolve such disagreements, then the Auditor shall resolve any remaining disagreements.  The Auditor shall determine as promptly as practicable (and in any event, within 30 days) whether the Working Capital Statement was prepared in accordance with the standards set forth in this Agreement and, only with respect to the disagreements submitted to the Auditor, whether and to what extent (if any) the Closing Date Working Capital requires adjustment.  The Auditor shall promptly (and in any event, within 30 days) deliver to Buyer and Seller its determination in writing, which determination shall be made subject to the definitions and principles set forth in this Agreement, and shall be (i) consistent with either the position of Seller or Buyer or (ii) between the positions of Seller and Buyer.  The fees and expenses of the Auditor shall be borne equally by Buyer and Seller.  The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Buyer or Seller under any provision hereof, including Article 9.  The date on which the Closing Date Working Capital is finally determined in accordance with this Section is hereinafter referred to as the “Determination Date”.

2.5.4               Within ten Business Days of the Determination Date, the amount, if any, equal to the difference between (i) the amount, if any, by which Closing Date Working Capital, as finally determined, differs from zero and (ii) any Initial Working Capital Adjustment paid to Seller or Buyer at Closing shall be paid in cash by wire transfer of immediately available funds by Buyer to Seller or by Seller to Buyer, as the case may be.

3.	CLOSING

3.1	Closing

Unless this Agreement is earlier terminated pursuant to Article 8 hereof, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets (the “Closing”), shall take place on the later of (x) the fifth Business Day following satisfaction or waiver of the conditions set forth in Article 7 hereof (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to their satisfaction or waiver at the Closing) and (y) March 1, 2013, at 10:00 a.m., New York City time, at the offices of Stroock & Stroock & Lavan LLP located at 180 Maiden Lane, New York, New York 10038, unless another time or place is agreed to by the parties (the date on which the Closing takes place being referred to herein as the “Closing Date”).  For the purposes of this Agreement, including, without limitation, the Working Capital Adjustment and prorations contemplated by Section 2.5.2 or any other provisions hereof, the Closing shall be deemed to occur at the Transfer Time.

3.2	Deliveries at Closing

The following documents will be executed and delivered, as applicable, by Buyer or Seller, as applicable, at or prior to the Closing:

3.2.1               Bill of Sale.  Seller shall execute and deliver to Buyer, and Buyer shall execute an acceptance of, a Bill of Sale substantially in the form attached hereto as Exhibit B, conveying to Buyer (i) the Property, (ii) the Acquired Personal Property, (iii) the Transferred Intellectual Property, (iv) the Books and Records and (v) any Seller Permits (and pending applications therefor) included as Purchased Assets, to the extent transferable by Law, in each case included in the Purchased Assets.

3.2.2               Assumed Contracts; Assumed Liabilities.  Buyer and Seller shall execute and deliver an Assignment and Assumption Agreement - Assumed Contracts and Assumed Liabilities substantially in the form attached hereto as Exhibit C, to transfer the Assumed Liabilities, Assumed Contracts (including licenses for Assumed Software) and Transferred Employee Records to Buyer, and Buyer agrees to execute and deliver such other assumption agreements or other documents reasonably required by any Person (in such form as is reasonably acceptable to Buyer) to effectuate the assumption of the Assumed Liabilities.

3.2.3               Purchase Price.  Buyer and Seller shall jointly instruct the Escrow Agent to deliver the Deposit to Seller pursuant to the Escrow Agreement.  Buyer shall instruct the Escrow Agent to deliver the Estimated Balance of the Purchase Price to Seller in immediately available funds by electronic transfer pursuant to the Escrow Agreement.  If applicable, Buyer shall deliver or cause to be delivered to Seller any Initial Working Capital Adjustment made in favor of Seller, in immediately available funds by electronic transfer. If applicable, Seller shall instruct Escrow Agent to credit Buyer with any Initial Working Capital Adjustment made in favor of Buyer.

3.2.4               Closing Escrow Agent.  If either Buyer or Seller so requests, Buyer, Seller and the Escrow Agent shall execute and deliver, not later than two Business Days prior to the Closing, a closing escrow agreement (in form and substance reasonably acceptable to Buyer, Seller and the Escrow Agent), providing for the appointment and responsibilities of such Escrow Agent with respect to implementation of the Closing.

3.2.5               Buyer Certificates.  Buyer shall deliver to Seller the certificates required by Sections 7.3.2 and 7.3.3 hereof.

3.2.6               Seller Certificates.  Seller shall deliver to Buyer the certificates required by Sections 7.2.1 and 7.2.2 hereof.

3.2.7               Non-Foreign Affidavit.  Seller (and/or the appropriate Affiliate of Seller) shall execute and deliver a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b).

3.2.8               Seller’s Affidavit to Title Insurer.  Seller shall execute and deliver to the Title Insurer an affidavit from Seller in the form submitted by the Title Insurer, provided the same is in the usual and customary scope for the jurisdiction of the Property, which form shall be reasonably acceptable to Seller.

3.2.9               Transfer of Guest Safe Deposit Items.  Buyer and Seller shall confirm the transfer of guest safe deposit box contents and the contents of the main safe controlled by Seller belonging to guests of the Property (excluding safes located in guest rooms) by executing and delivering a confirmation of transfer of guest items in form and substance as is customary for similar transactions, subject to any applicable state “escheat” law.

3.2.10               Transfer of Inventoried Vehicles.  As set forth in Section 6.12.6, Buyer and Seller shall confirm the transfer of Inventoried Vehicles by executing and delivering a confirmation of transfer of Inventoried Vehicles in form and substance as is customary for similar transactions.

3.2.11               Transfer of Guest Baggage.  Buyer and Seller shall confirm the transfer of guest baggage entrusted to Seller by executing and delivering a confirmation of transfer of guest baggage in form and substance as is customary for similar transactions.

3.2.12               Vehicle Titles.  Seller shall execute and deliver to Buyer certificates of titles, endorsed for transfer to Buyer, for the Passenger/Delivery Vehicles along with a bill of sale for the Passenger/Delivery Vehicles in form and substance as is customary for similar transactions.

3.2.13               Assignment of Leases.  Seller and Buyer shall each execute and deliver an assignment of leases with respect to the Leases in form and substance as is customary for similar transactions.

3.2.14               Bargain and Sale Deed.  Seller shall execute and deliver to Buyer, and Buyer shall accept, a bargain and sale deed with covenants against grantor’s acts in form reasonably acceptable to Buyer conveying to Buyer all of Seller’s right’s, title and interest in its Land, Fixtures and the Property, in proper form for recording, free and clear of encumbrances, except for Permitted Encumbrances.

3.2.15               Reservations/Gift Certificates.  Seller shall deliver to Buyer a schedule (which may be in electronic form) of (i) all reservations and other agreements required to be honored by Buyer pursuant to Section 6.12.1 hereof and (ii) all outstanding gift certificates, the Liability therefor which is to be transferred to Buyer, to the extent Buyer is compensated for and credited in the Working Capital Statement for such Liabilities in the gross amount.

3.2.16               Plaza Database.  Seller shall deliver to Buyer a copy of the Plaza Database current as of two (2) Business Days prior to the Closing, which shall be in the format set forth on Exhibit D attached hereto.  Such delivery of the Plaza Database may be made (i) by providing Buyer with access codes and passwords necessary for Buyer to access the Plaza Database from computers located at the Property, (ii) by electronic storage media reasonably acceptable to Buyer and/or (iii) in any other reasonable manner as may be agreed by Seller and Buyer.  Within 30 days after the Closing, Seller shall deliver to Buyer, in accordance with the preceding sentence, another copy of the Plaza Database current as of the date of the Closing, which shall be in the format set forth on Exhibit D attached hereto.

3.2.17               Assumption of Progressive Post-Closing Slot Machine Liabilities.  Buyer shall execute and deliver an assumption of post-closing progressive slot machine liabilities in form and substance as is customary in similar transactions.  Such slot machine liabilities, for purposes of the calculation of Working Capital at Closing, shall include both seed money and in-house progressive liabilities, as such liabilities may have been reduced in accordance with the next sentence.  Prior to the Closing, Seller shall take such reasonable actions as may be permitted by Law to minimize the amount of such post-closing progressive slot machine liabilities.

3.2.18               Tax Returns.  Seller shall deliver to Buyer copies of all Tax Returns (including supporting schedules) for sales and use Taxes, payroll Taxes, property Taxes and casino gross revenue Taxes, in each case relating to the Purchased Assets, for the four fiscal years including and immediately preceding the Closing Date.

3.2.19               Assignment of Transferred Intellectual Property.  Seller shall deliver duly executed instruments of assignment with respect to the Transferred Intellectual Property set forth on Section 4.5.1(i) of the Seller Disclosure Letter, which instruments are, as to registered United States trademarks and service marks, in the form attached as Exhibit E, and otherwise are in form and substance reasonably acceptable to Buyer.

3.2.20               Lien Release.  A release in form and substance reasonably acceptable to Buyer Parent of (i) all Liens and other rights in favor of Icahn Agency Services, LLC as Collateral Agent (and the Lenders thereunder) pursuant to the 2010 Credit Agreement and (ii) all other Liens that are required to be released pursuant to Section 10.2.2 hereof.

3.2.21               Transition Services Agreement.  If not previously executed and delivered by Seller (or by Trump Entertainment Resorts Holdings, L.P. (“Holdings”), an Affiliate of Seller) and Buyer, Seller (or Holdings) shall execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, the Transition Services Agreement, in the form attached as Exhibit F.

3.2.22               Other Documents.  Each party shall deliver any other documents, instruments or agreements which are reasonably requested by the other party that are reasonably necessary to consummate the transactions contemplated hereby and have not previously been delivered.

4.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer with respect to the Purchased Assets and the Assumed Liabilities, except as set forth herein and in the Disclosure Letter delivered by Seller to Buyer as of the date of this Agreement (or such other date permitted under Section 6.29) (the “Seller Disclosure Letter”), as follows (it being agreed and understood by the parties hereto that, notwithstanding anything else contained in this Agreement, Seller is (i) except to the extent otherwise provided in the representations and warranties contained in Sections 4.1, 4.2, 4.12 and 4.17 hereof, making representations or warranties only with respect to the Property, the Purchased Assets and the Assumed Liabilities and (ii) making no representations or warranties with respect to the Other Assets or the Other Property):

4.1	Organization of Seller

Seller is a limited liability company duly organized and validly existing under the laws of the State of New Jersey and has all requisite power and authority to carry on its business as now being conducted.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Property Material Adverse Effect.  Seller does not have any Subsidiaries.  Seller has provided Buyer with a true and correct copy of the limited liability company operating agreement of Seller in effect as of the date hereof.  Seller’s sole member is Trump Entertainment Resorts Holdings, L.P.  There are no documents evidencing the grant of any options, warrants, calls, conversion rights or commitments with respect to membership interests in Seller in effect as of the date hereof.

4.2	Authority; No Conflict; Required Filings and Consents

4.2.1               Seller has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Seller and the consummation by Seller of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Seller.  This Agreement, the Transition Services Agreement and the Escrow Agreement have been, and the other agreements contemplated hereby have been, or will be at Closing, as applicable, duly executed and delivered by Seller, and assuming this Agreement, the Transition Services Agreement, the Escrow Agreement, and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other parties hereto, this Agreement, the Transition Services Agreement and the Escrow Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity (the “Bankruptcy and Equity Exception”).

4.2.2               The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Seller or Seller Parent, (ii) except as set forth in Section 4.2.2 of the Seller Disclosure Letter, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Seller or Seller Parent or loss of any material benefit to Seller or Seller Parent) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, Material Assumed Contract, Lease, or other material Contract or obligation to which Seller or Seller Parent is a party or by which Seller, Seller Parent or any of their respective properties or assets may be bound, or (iii) except as set forth in Section 4.2.2 of the Seller Disclosure Letter and subject to the governmental filings, consents and other matters referred to in Section 4.2.3 hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any governmental or regulatory permit, concession, franchise or license, in each case applicable to Seller, Seller Parent or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, accelerations, losses, contraventions, conflicts, revocations, cancellations or terminations that would not reasonably be expected to have a Property Material Adverse Effect.

4.2.3               Except as set forth in Section 4.2.3 of the Seller Disclosure Letter, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, Gaming Authority or other governmental authority or instrumentality (a “Governmental Entity”) is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions that are contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations at the Property, and (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations the failure of which to obtain would not be material to the operation and support of the business located at the Property.

4.3	Financial Statements

Section 4.3 of the Seller Disclosure Letter contains a copy of the audited balance sheets, statements of income and cash flow statements relating to the business conducted at the Property for the 12 month periods ended December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, as well as the unaudited balance sheet and statements of income and cash flow statements relating to the business conducted at the Property for the three months ended September 30, 2011, March 31, 2012, June 30, 2012 and September 30, 2012 (collectively, the “Financial Information”).  The audited financial statements with respect to the 12 month period ended December 31, 2011 are referred to herein as the “Seller Audited 2011 Financials”.  Except as noted therein (and except, with respect to the unaudited quarterly financial statements, for normal period end adjustments and the lack of footnotes), the Financial Information was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the financial position of the business conducted at the Property as of their respective dates.  Notwithstanding the foregoing, Buyer acknowledges that such Financial Information was prepared by Seller or its Affiliates for internal purposes, reflects allocation of some but not necessarily all costs incurred by Affiliates of Seller for its benefit, and that no representation or warranty is made that Buyer will be able to operate the Property for the costs reflected in the Financial Information.  The audited balance sheet as of December 31, 2011 included in the Financial Information is referred to herein as the “December 2011 Balance Sheet.”

Except as noted therein (and except, with respect to the unaudited quarterly financial statements, for normal period end adjustments and the lack of footnotes), the Quarterly Financials will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the financial position of the business conducted at the Property as of their respective dates, and will be prepared on a consistent basis with Seller’s past practice and the financial statements previously delivered by Seller, including, for the avoidance of doubt, with respect to the allocations contained therein.

4.4	No Undisclosed Liabilities

Except for (i) Liabilities reflected or reserved against in the Financial Information or the notes thereto, (ii) Excluded Liabilities, (iii) Liabilities incurred in the Ordinary Course of Business, (iv) Liabilities that are not Assumed Liabilities and (v) Liabilities that would not reasonably be expected to have a Property Material Adverse Effect, Seller has no Liabilities with respect to the operation and support of the business located at the Property that would have been required to be reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto in accordance with GAAP.

4.5	Intellectual Property

4.5.1               Section 4.5.1(i) of the Seller Disclosure Letter lists all (i) trademark and service mark registrations and applications, patents and patent applications, copyright registrations and web domain urls that are included in the Transferred Intellectual Property, and (ii) trademark, service mark and trade name license agreements that are included in the Transferred Intellectual Property.  Seller owns or possesses adequate, valid and enforceable rights to use the Transferred Intellectual Property required to be listed on Section 4.5.1(i) of the Seller Disclosure Letter and, to the knowledge of Seller, owns or possesses adequate, valid and enforceable rights to use all other Transferred Intellectual Property, in each case, in connection with the operation and support of the business located at the Property.  Section 4.5.1(ii) of the Seller Disclosure Letter lists all (i) trademark and service mark registrations and applications, patents and patent applications, copyright registrations and web domain urls that are not included in the Transferred Intellectual Property, and (ii) trademark, service mark and trade name license agreements that are not included in the Transferred Intellectual Property, but that are used in connection with the operation of the business at the Property as such business is currently operated.  Except as set forth in Section 4.5.1(iii) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not result in a material loss or impairment of, or give rise to any right of any third Person to terminate a material right of Seller or its Affiliates to own or use, the Transferred Intellectual Property (including Assumed Software), except for such losses, impairments or rights of termination that would not reasonably be expected to have a Property Material Adverse Effect.

4.5.2               Except as set forth in Section 4.5.2 of the Seller Disclosure Letter, (i) to the knowledge of Seller, Seller and its Affiliates have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person in the operation of the business conducted at the Property or in the use of the Transferred Intellectual Property; and (ii) neither Seller nor any of its Affiliates has received any written charge, complaint, claim, demand, or notice during the two years preceding the date of this Agreement (including, for the avoidance of doubt, any such charge, complaint, claim, demand or notice that was first asserted prior to the two years preceding the date of this Agreement, and then reasserted, whether or not in writing, during the two years preceding the date of this Agreement) alleging any such infringement, misappropriation, dilution or other violation.  Notwithstanding anything to the contrary in this Agreement, no representation or warranty is made with respect to any infringement, misappropriation, dilution or other violation of any Intellectual Property rights of any Person by Seller or its Affiliates, other than in this Section.

4.5.3               Except as set forth in Section 4.5.3 of the Seller Disclosure Letter, (i) to the knowledge of Seller, no Person is infringing, misappropriating, diluting or otherwise violating any rights of Seller or its Affiliates in the Transferred Intellectual Property; and (ii) neither Seller nor any of its Affiliates has made or asserted any written charge, complaint, claim, demand or notice against any Person during the two years preceding the date of this Agreement (including, for the avoidance of doubt, any such charge, complaint, claim, demand or notice that was first asserted prior to the two years preceding the date of this Agreement, and then reasserted, whether or not in writing, during the two years preceding the date of this Agreement) alleging any such infringement, misappropriation, dilution or other violation.

4.5.4               From and after the Closing Date, and to the extent permitted by Section 1.7 herein, Buyer shall have the right to use the name “Trump” in connection with the operation of the business at the Property as such business is currently operated, subject to and in accordance with the terms and conditions set forth in the Trump License Agreement.

4.6	Agreements, Contracts and Commitments

Copies of the Assumed Contracts as of the date of this Agreement (other than purchase orders entered into in the Ordinary Course of Business, Contracts that are cancelable on 30 days’ or less notice without payment or penalty, and any Contract involving a total remaining commitment of less than $50,000) have been made available to Buyer and a list of such Assumed Contracts is included in Section 11.1(a) of the Seller Disclosure Letter.  A list of Excluded Material Contracts is included in Section 11.1(b) of the Seller Disclosure Letter.  Each Material Assumed Contract is valid and binding upon Seller and, to Seller’s knowledge, all other Persons thereto (in each case, subject to the Bankruptcy and Equity Exception), and there is no breach or violation by Seller of, or default by Seller under, the Material Assumed Contracts (and no event has occurred with respect to Seller which, with notice or lapse of time or both, would constitute a breach or violation by Seller of, or default by Seller under, the Material Assumed Contracts) and, to Seller’s knowledge, there is no breach or violation by any other Person of, or default by any other Person under, the Material Assumed Contracts, in each case under this sentence, except for failures to be valid and binding, or breaches, violations or defaults, that would not reasonably be expected to have a Property Material Adverse Effect.  Except for the Material Assumed Contracts, the Material Excluded Contracts and the Excluded Software, Seller does not hold any Contracts the failure of the assumption of which by Buyer will have a Property Material Adverse Effect.  The true and correct expiration date of all Assumed Contracts that constitute leases from Seller to third party lessees for portions of the Property are listed in Section 11.1.(f) of the Seller Disclosure Letter.

4.7	Litigation; Orders

Except as set forth in Section 4.7 of the Seller Disclosure Letter, as of the date of this Agreement, (a) there are no Legal Proceedings pending (or, to Seller’s knowledge, threatened) against Seller or any of its Affiliates, or to which Seller or any of its Affiliates is otherwise a party, in each case, relating to the business conducted at the Property or any of the Purchased Assets which, if adversely determined, (i) would reasonably be expected to result in a Property Material Adverse Effect or (ii) could reasonably be expected to prevent or materially delay Seller from completing any of the transactions contemplated by this Agreement; and (b) neither Seller nor any of its Affiliates is subject to any Order relating to the business conducted at the Property or any of the Purchased Assets, except to the extent the same (i) would not reasonably be expected to result in a Property Material Adverse Effect, or (ii) would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

4.8	Environmental Matters

4.8.1               Except as set forth in Section 4.8 of the Seller Disclosure Letter, and except as would not reasonably be expected to have a Property Material Adverse Effect:

A.        With respect to the Property, Seller is in compliance with Environmental Law, which compliance includes obtaining, maintaining and complying with all permits, licenses and or authorizations required by Environmental Laws.

B.        There are no pending or, to the knowledge of Seller, threatened claims or Legal Proceedings against the Property or Seller with respect to the Property alleging noncompliance with or liability under any Environmental Law.

C.        To Seller’s knowledge, no investigation is pending or threatened against the Property or Seller with respect to the Property relating to a Release or the violation of Environmental Laws.

D.        To Seller’s knowledge, there have been no Releases at, on or under the Property of types or in quantities or locations that would reasonably be expected to require the owner or operator of the Property to undertake remedial action pursuant to Environmental Law.

E.        To Seller’s knowledge, there are no Hazardous Materials stored, used, handled, manufactured, generated or otherwise located at, in, on or under the Property or transported to or from the Property except for such quantities and types of Hazardous Materials reasonably required for the construction, operation or maintenance of the Property and that are stored, used, handled, manufactured, generated, located or transported in compliance with Environmental Laws.

4.8.2               No filing or approval pursuant to the New Jersey Industrial Site Recovery Act is required for the completion of the transactions contemplated by this Agreement.

4.8.3               Section 4.8.3 of the Seller Disclosure Letter sets forth a true and correct list of all Phase I and Phase II environmental reports prepared by or for, or in the possession of, Seller or its Affiliates with respect to the Property.

4.8.4               This Section (and Section 4.8.1, to the extent related to any Seller Permits required pursuant to Environmental Law) represent the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Laws, Hazardous Materials or Releases.

4.9	Permits; Compliance with Laws

4.9.1               To Seller’s knowledge, Seller holds all material permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary to conduct the business and operations at the Property as presently conducted (the “Seller Permits”), each of which is in full force and effect in all material respects.  To Seller’s knowledge, no event has occurred which permits or is reasonably likely to result in, or upon the giving of notice or passage of time, or both, would permit or would be reasonably likely to result in, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect, except where such revocation, non-renewal, modification, suspension, limitation or termination would not reasonably be expected to have a Property Material Adverse Effect.

4.9.2               To Seller’s knowledge, Seller has not received any written notice to the effect that any of Seller’s directors, officers, and Persons performing management functions similar to officers, with respect to the operation and support of the business conducted at the Property, does not hold all material permits, registrations, findings of suitability, licenses, variances, exemptions, orders and approvals of all Governmental Entities (including authorizations under Gaming Laws) necessary for their conduct of the business and operations conducted at the Property.

4.9.3               To Seller’s knowledge, Seller has not received any written notice to the effect that the business conducted by Seller at the Property is being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws). To Seller’s knowledge, Seller has not received a written notice of or been charged with the violation of any Laws in connection with the business conducted by Seller at the Property.

4.10	Labor Matters; Employee Liabilities

4.10.1               Seller has provided or made available to Buyer a list setting forth, as of a date not more than 20 days prior to the date of this Agreement, the following information for each Property Employee, including each employee on leave of absence or layoff status:  name, job title (or positions held), date of hire, the current annual base salary (or hourly rate) and most recent bonus paid, and vacation accrued.  As of the date of this Agreement, Seller is a party to the collective bargaining agreements listed on Section 4.10 of the Seller Disclosure Letter (the “Collective Bargaining Agreements”).  Except as listed on Section 4.10 of the Seller Disclosure Letter, as of the date of this Agreement: (i) Seller has not received notice of, nor to Seller’s knowledge is there, any pending or threatened demand for arbitration under any of the Collective Bargaining Agreements; (ii) there are no unfair labor practice charges, complaints or petitions for elections pending or threatened against Seller before the National Labor Relations Board, or any similar labor relations governmental bodies, or for which Seller has received notice; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Seller, threat thereof, by or with respect to any employees that work at the Property.

4.10.2               Except as set forth in Section 4.10.2 of the Seller Disclosure Letter, there are no liabilities arising out of or relating primarily to the employment of any Property Employee, including under the Collective Bargaining Agreements and including any and all severance obligations or other Liabilities relating to the termination by Seller at or prior to Closing of any Property Employees for which Buyer would be responsible at or following the Closing Date.

4.11	Employee Benefits

4.11.1               For the purposes of this Agreement, “Seller Benefit Plans” means: (i) “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); and (ii) employment, retention, compensation, equity, bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, health, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, agreements, programs, arrangements, commitments and/or practices (whether or not insured and whether or not written) which are maintained, administered or contributed to by Seller, the Property or any ERISA Affiliate for the benefit of Property Employees, or with respect to which Seller, the Property or any ERISA Affiliate has any Liabilities.  Section 4.11.1 of the Seller Disclosure Letter sets forth a list of all Seller Benefit Plans which are maintained, administered or contributed to by Seller, the Property or any ERISA Affiliate for any Person performing (or who previously performed) substantially all of his or her services at the Property (each, a “Property Employee”).  For purposes of this Agreement, ERISA Affiliate means any entity which is (or, at any relevant time, was) considered one employer with Seller or the Property under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”).

4.11.2               True and complete copies of the Seller Benefit Plans which are maintained, administered or contributed to by Seller, the Property or an ERISA Affiliate for any Property Employee (which shall include (i) each Seller Benefit Plan and all amendments thereto, all plan descriptions and summary plan descriptions for which Seller is required to prepare, file and distribute plan descriptions and summary plan descriptions (including the most recent financial or annual reports, if applicable), (ii) all summaries and descriptions furnished to participants and beneficiaries for which a plan description or summary plan description is not required, and (iii) all insurance policies purchased by or to provide benefits under any Seller Benefit Plans), have been made available by Seller to Buyer.  The Trump Capital Accumulation Plan (“Seller’s 401(k) Plan”) has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code.  The Seller’s 401(k) Plan is qualified under Section 401(a) of the Code and Seller is not aware of any facts or circumstances that would be reasonably likely to adversely affect such qualification.  With respect to the Seller 401(k) Plan, (i) the most recent Internal Revenue Service determination letter, and (ii) the most recently filed Annual Report on Form 5500 have been made available by Seller to Buyer.

4.11.3               No Seller Benefit Plan has terms requiring assumption thereof by Buyer. There are no Liabilities, breaches, violations or defaults under or with respect to any Seller Benefit Plan that could subject the Property, Buyer or any of Buyer’s employee benefit plans to any material Lien, tax, penalty or other Liability (whether absolute or contingent).

4.11.4               Section 4.11.4 of the Seller Disclosure Letter lists all “multiemployer plans” as defined in Section 3(37) or 4001(a)(3) of ERISA contributed to by Seller or to which Seller is required to contribute (“Multiemployer Plans”).  Except as set forth on Section 4.11.4 of the Seller Disclosure Letter, to the best of Seller’s knowledge: (i) no Multiemployer Plan has been terminated; (ii) no Multiemployer Plan is in reorganization under Section 4241 of ERISA, or is insolvent under Section 4245 of ERISA; (iii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate a Multiemployer Plan; (iv) a mass withdrawal, as defined in PBGC Regulation Section 4001.3 with respect to such Multiemployer Plan has not occurred; (v) there are no facts or circumstances that would be reasonably likely to result in the termination, reorganization or mass withdrawal of any Multiemployer Plan; and (vi) no Multiemployer Plan is endangered, seriously endangered or critical status, as defined in Section 305 of ERISA or Section 432 of the Code.

4.11.5               No Seller Benefit Plans (excluding Multiemployer Plans) are subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and no ERISA Affiliate has any plans (excluding multiemployer plans) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

4.11.6               The UNITE HERE National Retirement Fund is a national plan and not a local plan (i.e., whether or not there is a reorganization or mass withdrawal with respect to such fund shall be determined on a national basis and not on a local basis).

4.12	Brokers

Except for Newmark Grubb Knight Frank (the “Seller Broker”), neither Seller nor any of its Representatives or Affiliates have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, sales commissions or finder’s fees in connection with the transactions contemplated by this Agreement, or with respect to any retail leases related to the Property.  Seller (or one of its Affiliates) shall be solely obligated to pay the Seller Broker any and all fees, commissions and finder fees in connection with this transaction and Seller agrees to indemnify, defend and hold Buyer free and harmless from and against any and all loss, liability, cost, damage and expense, including reasonable attorneys’ fees in connection with any such fees owed to the Seller Broker.  Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the Closing or earlier termination of this Agreement.

4.13	Insurance

The insurance policies maintained by Seller or its Affiliates in respect of the Property, each of which is set forth on Section 4.13 of the Seller Disclosure Letter, insure against risks and liabilities customary in the hotel and casino industry.

4.14	Personal Property

Except for Permitted Encumbrances and Mechanics’ Liens (all of which Mechanics’ Liens shall be removed by Seller prior to Closing to the extent required by this Agreement), Seller has good and valid title to, or a valid leasehold interest in, or other legal right to, all material tangible personal property included in the Purchased Assets.  Notwithstanding anything contained in this Section, the representations contained herein do not concern Intellectual Property, which is the subject of the representations contained in Section 4.5 hereof.

4.15	Condemnation Proceedings

There are no pending or, to Seller’s knowledge, threatened judicial proceedings seeking to condemn the Property.  Seller has not entered into any agreement in lieu of condemnation therefor.

4.16	Computer Software

The Assumed Software includes all computer software used in the operation of the business located at the Property that, subject to Section 1.6, will be available for use by Buyer immediately after the Closing.  Section 4.16 of the Seller Disclosure Letter sets forth a true and correct list of all other computer software used in the operation and support of the business located at the Property by Seller and its Affiliates, including Excluded Software, that is material to the operation of the business located at the Property.

4.17	Taxes

4.17.1               To the extent the Purchased Assets could be subject to, or Buyer could be liable for, Taxes as a result of Seller’s or its Affiliates’ failure to properly file any Tax Returns or pay or withhold any Taxes, (i) Seller and its Affiliates have timely filed, or there have been timely filed on Seller’s behalf, all material Tax Returns required to be filed with the appropriate Tax authorities (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and such returns are accurate in all material respects, (ii) all Taxes payable by Seller and its Affiliates with respect to such Tax Returns have been timely paid, and (iii) Seller and its Affiliates have complied in all material respects with all applicable Laws relating to the payment and withholding of material Taxes, and have duly and timely withheld and paid over to the appropriate Tax authority all material amounts required to be so withheld and paid under all applicable Laws.

4.17.2               Seller has not granted any extension of the statute of limitations for the assessment or collection of Taxes with respect to the Purchased Assets.

4.17.3               Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

4.18	Assets

The sale of the Purchased Assets to Buyer pursuant to this Agreement will, taking into account the agreements contemplated hereby (and assuming receipt of all Governmental Approvals, including Gaming Approvals, and third Person consents, approvals and authorizations, necessary for Buyer and its Affiliates to operate and support the business located at the Property), convey or otherwise provide to Buyer at the Closing Date, all of the assets, properties and rights necessary to allow Buyer immediately after the Closing to operate the business located at the Property as operated as of the date hereof, in each case, other than the items set forth on Section 4.18 of the Seller Disclosure Letter; provided, however, that nothing in this Section shall be deemed to constitute a representation or warranty as to the amounts of cash or working capital necessary to operate same.

4.19	Potential Conflicts of Interest

Except as set forth on Section 4.19 of the Seller Disclosure Letter, none of Seller or any of its Affiliates, nor to the knowledge of Seller, any executive officer of Seller or any of its Affiliates: (i) owns, directly or indirectly, any interest in (other than ownership of not more than five percent (5%) of the equity held solely for investment purposes, of any Person that is listed on any national securities exchange or regularly traded in the over-the-counter market), or (ii) is an owner, sole proprietor, stockholder, partner, director, officer, employee, consultant or agent of, any Person which is a material lessor, lessee, customer, licensee or supplier of the operation of the business located at the Property (other than purchases of “Trump” branded products, or pursuant to arrangements on terms that would be obtained on an arms’ length basis).  Section 4.19 of the Seller Disclosure Letter describes the material services currently provided to the Property by Seller Parent or any Affiliate of Seller Parent (other than Seller).

4.20	Real Property

4.20.1               Section 4.20.1 of the Seller Disclosure Letter correctly states the amount of all monthly rentals and security deposits, the amount of all delinquencies, prepayments and offsets, and the commencement and termination dates and renewal options of all Leases.

4.20.2               Except as set forth in Section 4.20.2 of the Seller Disclosure Letter, (i) the Leases constitute all leases, tenancies, options to lease or agreements, written or oral, relative to the occupancy, use and/or lease of the Property or any portion thereof; (ii) all of the Leases are in full force and effect and none have been modified, amended or extended; (iii) no renewal or extension options have been granted to tenants; (iv) no tenant has an option to purchase any part of the Property; (v) the rents set forth in the Leases are being collected on a current basis and there are no arrearages or prepayments; (vi) no tenant is entitled to rental concessions, abatements or offsets; (vii) neither Seller nor any tenant is in default in any material obligation under any Lease, nor to Seller’s knowledge does any state of facts exist which, with notice or passage of time, would reasonably constitute a material default under any Lease; (viii) no action or proceeding instituted by or against any tenant of the Property is presently pending or, to Seller’s knowledge, threatened in any court; (ix) there are no security deposits; (x) to Seller’s knowledge, no tenant of the Property is a debtor in any bankruptcy or similar proceedings nor has any tenant of the Property threatened to commence bankruptcy or similar proceedings; (xi) no tenant of the Property controls, is controlled by or is under common control with the Seller or any partner, officer, shareholder or other principal of the Seller; and (xii) all alterations, installations, decorations and other work to be performed by the Seller, as lessor under the provisions of each Lease, have been completed and fully paid for, or will be completed and fully paid for on or before the Closing Date.

4.20.3               The Property is zoned to permit the current use of the Property; the Property is not the subject of a non-conforming use or material variance; and the transaction contemplated hereby will not result in a change of the zoning classification.

4.20.4               No condemnation or appropriation proceeding affecting the Property exists or, to Seller’s knowledge, is contemplated.

4.20.5               The Seller is the lessor under each Lease and has the sole right to collect rent and other charges under each Lease, and the Seller’s rights under the Leases have not been assigned, pledged, hypothecated or otherwise encumbered other than pursuant to a mortgage or deed of trust securing indebtedness to be paid off on the Closing Date or instruments collateral thereto.

4.20.6               Except as expressly set forth in Section 4.20.6 of the Seller Disclosure Letter, each of the tenants is now in possession of, and is operating its business in, the leased premises under its Lease.

4.20.7               Except as expressly set forth in Section 4.20.7 of the Seller Disclosure Letter, the Seller holds indefeasible fee simple title to the Property owned by Seller, and no other party other than Seller has any claim to the Property owned by Seller by reason of any purchase agreement, option to purchase, right of first refusal, land installment contract, lease (other than the Leases) or other similar agreement or instrument or by adverse possession or other prescriptive right.

4.20.8               Except as expressly set forth in Section 4.20.8 of the Seller Disclosure Letter, to Seller’s knowledge, there are no assessments, which have or will become a lien against the Property, or any mechanic’s or materialmen’s liens filed or threatened against the Property, and no work has been performed or materials provided for which a lien could be filed.

4.20.9               All certificates of occupancy and other material required approvals have been issued for the Property and Seller has not received notice from any Governmental Entity advising that the Property is in violation of any applicable laws.

4.21	Update of Representations

Notwithstanding any provision of this Article 4 to the contrary, Seller shall update (by a writing delivered to Buyer) any representation contained in this Article 4, and/or the information contained in the Seller Disclosure Letter, until the Closing Date, provided in each case, that such update (a) is not the result of, and does not reveal, a breach of this Agreement by Seller, and (b) does not consist of or reveal a Property Material Adverse Effect that was not disclosed to Buyer in the Seller Disclosure Letter or the Title Commitment or otherwise disclosed to Buyer prior to the execution of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, except as set forth herein and in the Disclosure Letter delivered by Buyer to Seller as of the date of this Agreement (the “Buyer Disclosure Letter”), as follows:

5.1	Organization

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer Material Adverse Effect.

5.2	Authority; No Conflict; Required Filings and Consents

5.2.1               Buyer has all requisite power and authority to enter into this Agreement and the other agreements contemplated hereby and to consummate the transactions that are contemplated by this Agreement and the other agreements contemplated hereby.  The execution and delivery of this Agreement and the other agreements contemplated hereby by Buyer and the consummation by Buyer of the transactions that are contemplated by this Agreement and the other agreements contemplated hereby have been duly authorized by all necessary action on the part of Buyer.  This Agreement, the Transition Services Agreement, and the Escrow Agreement have been, and the other agreements contemplated hereby have been or will be at Closing, as applicable, duly executed and delivered by Buyer, and assuming this Agreement and the other agreements contemplated hereby constitute, or will constitute at Closing, as applicable, the valid and binding obligation of the other Persons hereto, this Agreement, the Transition Services Agreement, and the Escrow Agreement constitute, and the other agreements contemplated hereby will constitute at Closing, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement, to the Bankruptcy and Equity Exception.

5.2.2               The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions that are contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer or Buyer Parent, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of acceleration of any material obligation of Buyer or Buyer Parent or loss of any material benefit to Buyer or Buyer Parent) under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, license, or other material Contract or obligation to which Buyer or Buyer Parent is a party or by which Buyer, Buyer Parent or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.2.3 hereof, contravene, conflict with, or result in a violation of any of the terms or requirements of any Law or judgment, or give any Governmental Entity the right to revoke, cancel or terminate any regulatory or governmental permit, concession, franchise or license, in each case, applicable to Buyer, Buyer Parent or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) for such breaches, violations, or defaults, that would not reasonably be expected to have a Buyer Material Adverse Effect.

5.2.3               No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions that are contemplated hereby, except for (i) any approvals or filing of notices required under the Gaming Laws, and (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations at the Property.

5.3	Brokers

Neither Buyer nor Buyer Parent nor any of their Affiliates or Representatives have employed any broker, financial advisor or finder or incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.  Buyer agrees to indemnify, defend and hold Seller free and harmless from and against any and all loss, liability, cost, damage and expense, including reasonable attorneys’ fees in connection with any such fees owed to any broker, financial advisor or finder purporting to have been retained by Buyer.  Notwithstanding anything herein to the contrary, the provisions of this Section shall survive the Closing or earlier termination of this Agreement.

5.4	Licensability of Principals; Required Licensees

5.4.1               Neither Buyer nor Buyer Parent nor any of their principals, Representatives or Affiliates nor any of their respective directors or officers (such Persons, the “Licensing Affiliates”) has ever been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority.  Buyer and each of its Licensing Affiliates that is licensed (each a “Licensed Party”) is in good standing in each of the jurisdictions in which Buyer or such other Licensed Party owns or operates gaming facilities.  Section 5.4.1 of the Buyer Disclosure Letter sets forth each Licensed Party.

5.4.2               Buyer has no knowledge of any facts which, if known to the Gaming Authorities, would (a) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, or (b) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the transactions contemplated by this Agreement.  Section 5.4.2 of the Buyer Disclosure Letter sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the transactions contemplated by this Agreement (together, the “Required Licensees”).

5.5	Compliance with Gaming Laws

Each Licensed Party and their respective directors, officers, key employees and Persons performing management functions similar to officers hold (or are reasonably anticipated to obtain and hold prior to the Closing Date) all Gaming Approvals necessary to conduct the business and operations of Buyer and its Affiliates, each of which is (or will be on the Closing Date) in full force and effect in all material respects (the “Buyer Permits”) and, to the knowledge of Buyer, no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect.  Each Licensed Party, and to Buyer’s knowledge, each of their respective directors, officers, key employees and Persons performing management functions similar to officers are in compliance, in all material respects, with the terms of the Buyer Permits.  Except as set forth in Section 5.5 of the Buyer Disclosure Letter, neither Buyer nor, to the knowledge of Buyer, any Licensing Affiliate has received notice of any investigation or review by any Gaming Authority with respect to Buyer, any of its Licensing Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, that is pending, and, to the knowledge of Buyer, (i) no investigation or review is threatened, nor (ii) has any Gaming Authority indicated any intention to conduct the same.  Neither Buyer, nor, to the knowledge of Buyer, any of its Licensing Affiliates or director, officer, key employee or partner of a Licensed Party has (i) received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more, or (ii) suffered a suspension or revocation of any Buyer Permit.

5.6	Litigation

To Buyer’s knowledge, there are no actions, claims, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates or to which Buyer or any of its Affiliates is otherwise a party before any Governmental Entity, which, if determined adversely, would reasonably be expected to prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.  Neither Buyer nor any of its Affiliates is subject to any Order except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

5.7	Financial Ability to Perform

Buyer or Buyer Parent has, and at all time through the Closing Date will continue to have, cash, cash equivalents or marketable securities in an aggregate amount sufficient for Buyer to pay the Purchase Price and to perform all of its obligations under this Agreement.  Buyer has provided to Seller bank statements or other financial records, acceptable to Seller that support this Section 5.7.

6.	COVENANTS

6.1	Conduct of Business of Seller

6.1.1               During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 hereof or the Closing, subject to the limitations set forth below, Seller shall, and with respect to the Purchased Assets and Assumed Liabilities only, Seller Parent shall and shall cause Seller Parent’s other subsidiaries to (in each case, except as otherwise contemplated by this Agreement or required by applicable Law, or to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld, delayed or conditioned) (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted during the 12-month period preceding the date of this Agreement, (ii) pay its debts and Taxes when due (subject to good faith disputes over such debts and Taxes) and (iii) to the extent consistent with the operation of the Purchased Assets in the Ordinary Course of Business, use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present key employees and preserve its relationships with customers, suppliers and distributors.  Without limiting the generality of the foregoing, except as contemplated by this Agreement, required by applicable Law or as disclosed on Section 6.1 of the Seller Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 hereof or the Closing, without the written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller and Seller Parent agree, only with respect to the Purchased Assets, that they shall not:

A.                             sell, pledge, lease, license or dispose of any of the Purchased Assets, except for (1) sales or other transfers of current assets in the Ordinary Course of Business to Persons other than Seller Parent or Affiliates or Seller or Seller Parent in connection with the operation of the Property, (2) sales or other dispositions of obsolete or worthless items, (3) sales of equipment and personal property in the Ordinary Course of Business to Persons other than Seller Parent or Affiliates of Seller or Seller Parent (provided that to the extent the net proceeds of any such sales pursuant to this clause (3) exceed $10,000 in the aggregate, such net cash proceeds shall be reinvested by Seller in other assets that are, or become, Purchased Assets hereunder), and (4) leases and rentals in the Ordinary Course of Business, which, in each case, shall be subject to Section 6.1.1.G (provided, however, that, for the avoidance of doubt, Buyer acknowledges and agrees that Seller’s use of any and all cash and cash equivalents shall not be restricted in any manner by this Section 6.1.1);

B.        except for Liens securing indebtedness referred to in clause 6.1.1.C(iii) below and any other Liens that will not survive the Closing hereunder, subject the Purchased Assets to a Lien, other than Permitted Encumbrances and Mechanics’ Liens;

C.        incur (with respect to Seller), or allow Seller to incur (with respect to Seller Parent), any indebtedness for borrowed money, except (i) in the Ordinary Course of Business not to exceed, individually or in the aggregate, $100,000, so long as such indebtedness does not become an Assumed Liability and/or encumber the Property or any Purchased Assets after the Transfer Time, (ii) indebtedness among Seller and Seller Parent or its Affiliates, so long as such indebtedness would not encumber the Property or any Purchased Assets after the Transfer Time, and (iii) indebtedness under any credit facility of Seller Parent or its Affiliates and in respect of guarantees under the 2010 Credit Agreement, so long as such indebtedness would not encumber the Property or any Purchased Assets after the Transfer Time;

D.        modify or amend in any material respect, or terminate, any of the Material Assumed Contracts, or release or assign any material rights or claims, or waive any material rights or claims, except for such rights or claims waived in the Ordinary Course of Business the waiver of which would not have a material financial impact on the Property following the Closing Date; provided, however, that (i) the term of any Assumed Contract may be extended by Seller, so long as (x) such Assumed Contract, as so extended, does not expire later than the Closing Date or (y) such Assumed Contract is terminable by Buyer after the Closing Date, at Buyer’s sole discretion, by giving no greater than 30 days’ notice, without the payment of any consideration for such termination, and (ii) in the case of any contract relating to the Property and also to one or more of the Other Properties, Seller shall be permitted to modify or amend such contract to the extent reasonably necessary to allow for the assignment to (and assumption by) Buyer of such contract with respect to the Property, as contemplated by this Agreement, so long as the economic terms of such agreement applicable to the Property are not materially modified;

E.        fail to maintain all existing insurance coverage relating to the Purchased Assets (provided, however, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, Seller may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies);

F.        award or increase any bonuses, salaries, or other compensation (except as required by an existing Contract or arrangement or as set forth in Section 6.1 of the Seller Disclosure Letter) to any Property Employee, or enter into any employment, severance or similar Contract with any Property Employee (provided, however, that Seller shall be permitted in its discretion to establish retention and/or severance arrangements for Property Employees after consultation with Buyer regarding same, so long as Buyer has no liability for any such retention and/or severance arrangements);

G.        enter into any Contract to be assumed by Buyer under this Agreement which (A) expires later than the Closing Date; (B) involves aggregate consideration during the remaining term thereof in excess of $10,000 per month; or (C) is between Seller and any Affiliate of Seller; provided, however, that Seller may enter into the following Contracts without any consent from Buyer: (1) any reservations, advance booking contracts, room allocation agreements and banquet facility and service agreements entered into in accordance with Section 6.12.1 and at market rates in the Ordinary Course of Business and (2) any purchase order in the Ordinary Course of Business for a period not to exceed six months;

H.        transfer any Personal Property from the Property to any other location of Seller Parent, except as set forth in Section 6.1 of the Seller Disclosure Letter and except for any other Personal Property transferred in the Ordinary Course of Business and having an aggregate value not greater than $5,000;

I.        subject to Section 6.15, fail to maintain the Property in its repair and condition as of the date of this Agreement in all material respects, ordinary wear and tear excepted;

J.        modify or rescind any of the material transferable Seller Permits to be transferred to Buyer at the Closing except modifications in the Ordinary Course of Business, or fail to use good faith efforts to obtain any renewal or extension, as may be required by Law, of any material Seller Permits in the Ordinary Course of Business;

K.        except as otherwise expressly permitted or required by this Agreement, enter into any transactions with any Affiliate of Seller, other than transactions in the Ordinary Course of Business and consistent with past practice that do not extend beyond the Closing Date;

L.        reduce reservation rates for hotel stays to take place after the Closing Date, except for reductions made in the Ordinary Course of Business and consistent with past practice;

M.        fail to maintain the existing marketing plan for the Property, as disclosed to Buyer prior to the date of this Agreement;

N.        enter into any leases for retail or restaurant space at the Property; or

O.        enter into a Contract to do any of the foregoing prohibited by this Section 6.1.1, or authorize any of the foregoing prohibited by this Section 6.1.1.

6.1.2               If Buyer does not grant or deny consent to a proposed action within ten Business Days of its receipt of a written request by Seller to take such action, Buyer shall be deemed to have consented to the taking of such action by Seller notwithstanding any other provision of Section 6.1.1 hereof.

6.1.3               Notwithstanding anything herein to the contrary (including the restrictions set forth in Section 6.1.1 hereof), nothing herein shall preclude Seller from taking any action that is required by Law or any Governmental Entity in order to consummate the transactions contemplated hereby.

6.2	Cooperation; Notice; Cure

Subject to compliance with applicable Law (including antitrust Laws and Gaming Laws), from the date hereof until the earlier of the termination of this Agreement or the Closing, Seller and Buyer shall confer on a regular and frequent basis with one or more Representatives of the other party to report on the general status of ongoing operations of the Property and to discuss marketing, promotion and entertainment plans for the Property.  Seller, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Seller or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or of Buyer contained in this Agreement; provided, that the non-breaching party shall have the right to terminate this Agreement with notice to the other party without waiting to the Closing Date, if such breach is not able to be cured.  Nothing contained in Section 6.1 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance.  No notice given pursuant to this Section shall have any effect on the representations or warranties, or the covenants or agreements contained in this Agreement other than this Section for purposes of determining satisfaction of any condition contained herein.

6.3	Maintenance of Assets

During the period from the date hereof until the Closing, Seller agrees to maintain the Purchased Assets in the Ordinary Course of Business and consistent with past practice, ordinary wear and tear excepted, provided, however, that nothing in this Agreement shall require Seller to maintain any specific amount of cash on hand so long as such amounts are consistent with Seller’s past practices.  In addition, during the period from the date hereof until the Closing, Seller also agrees to maintain sufficient inventory of Consumables necessary to operate the Property in the Ordinary Course of Business.

6.4	Ownership of Purchased Assets

To the extent that Seller Parent or its subsidiaries (other than Seller) hold any right, title and interest in, to and under the Purchased Assets, Seller will acquire all such right, title and interest prior to the Closing and will convey such right, title and interest to Buyer at the Closing.

6.5	Employee Matters

6.5.1               Between the date hereof and the Closing Date, Buyer shall make offers of employment, effective as of the Closing Date, to at least eighty percent (80%) of all Property Employees employed at the Property (x) as of the date hereof or (y) as of the date on which such offers are made, whichever number is less, excluding (i) any Property Employees on leave from employment (including, without limitation, under the Family and Medical Leave Act and analogous state and local law and the Uniformed Services Employment and Reemployment Act and analogous state and local law, on short or long term disability leave or workers compensation leave), each of whom is separately identified in Part I of Section 6.5.1 of the Seller Disclosure Letter (the “Excluded Employees”), which schedule shall be updated not earlier than ten Business Days prior to the Closing Date, and (ii) any Property Employees named in Part II of Section 6.5.1 of the Seller Disclosure Letter (the “Specified Employees”).  All such offers of employment made by Buyer to Represented Employees shall be on terms and conditions that comply with the terms of the Collective Bargaining Agreements (including, without limitation, the seniority provisions therein).  The Property Employees who accept Buyer’s offers of employment shall commence employment with Buyer effective as of the Closing Date and are herein collectively referred to as the “Transferred Employees.”  Property Employees who (i) are not Transferred Employees, whether or not offered employment by Buyer, (ii) Excluded Employees, or (iii) Specified Employees, are herein referred to as “Retained Employees.”  At least one Business Day prior to making offers of employment to Property Employees pursuant to this paragraph, Buyer shall advise Seller, in writing, of the names of the Property Employees to receive such offers.  Following the Closing Date, Seller shall be responsible for the continued employment of any Excluded Employees.

6.5.2               Buyer shall not make offers of employment to any employee of Seller Parent or its Affiliates who is not a Property Employee, except with the prior written consent of Seller.

6.5.3               In the case of any Transferred Employees who are Represented Employees, to the extent required by the Collective Bargaining Agreements, Buyer shall fully credit such Transferred Employees for all purposes with respect to all unused vacation and personal days that have vested or accrued as of the Closing Date (and the amount of such credit shall be reflected in the Working Capital Statement).

6.5.4               If required by the terms of the Collective Bargaining Agreements or applicable welfare benefits thereunder, (i) Buyer shall waive, or cause to be waived, to the extent permitted by Buyer’s benefit plans, any pre-existing condition limitation under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Transferred Employees who are Represented Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation would have been applicable under the comparable Seller welfare benefit plan immediately prior to the Closing, and (ii) Buyer shall recognize the dollar amount of all expenses incurred by each such Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing.

6.5.5               Prior to the Closing Date, Seller shall take all necessary actions to provide that all Property Employees shall be fully vested in their accrued benefits under Seller’s 401(k) Plan, and Seller shall indemnify Buyer for any Liabilities incurred by Buyer resulting from Seller’s failure to do so.

6.5.6               In the event that Seller terminates (other than pursuant to Section 6.5.10) a sufficient number of employees to effect a “plant closing” or “mass layoff” prior to the Closing Date under the WARN Act or any other similar Law, Seller shall indemnify Buyer and hold Buyer harmless for and against any liabilities under the WARN Act or any other similar Law that may arise as a result of the actions of Seller prior to the Closing Date.  Seller shall notify Buyer in writing of any layoffs of Property Employees during the 90-day period immediately prior to the Closing Date.  Seller agrees that prior to the Closing, Seller shall be responsible for any Liabilities, notification or other requirements under the WARN Act and each other similar Law with respect to the Property Employees.

6.5.7               In the event that Buyer terminates a sufficient number of employees to effect a “plant closing” or “mass layoff” within the first 90 days following the Closing Date under the WARN Act or any other similar Law, Buyer shall indemnify Seller and hold Seller harmless for and against any liabilities under the WARN Act or any other similar Law that may arise as a result of the actions of Buyer from or after the Closing Date.  Buyer agrees that, from and after the Closing, Buyer shall be responsible for any Liabilities, notification or other requirements under the WARN Act and each other similar Law with respect to the Transferred Employees.

6.5.8               At or prior to the Closing, Seller will provide Buyer with a list of Property Employees who were involuntarily terminated during the 90 day period immediately prior to the Closing Date, together with the date and (subject to limitations on disclosure under applicable Law) reason (in reasonable detail) for each such termination.

6.5.9               Upon the Closing, Buyer shall assume the Collective Bargaining Agreements and all Liabilities and obligations thereunder accruing from and after the Closing Date, and be bound by the Collective Bargaining Agreements for matters arising from and after the Closing.

6.5.10               The employment of each Property Employee employed by Seller as of the Closing Date (other than the Excluded Employees and Specified Employees) shall be deemed terminated by Seller as of the Transfer Time.  Seller shall provide, or shall have provided, notices required under the WARN Act and each other similar Law (each such notice, a “WARN Notice”) to all Property Employees, as well as union representatives, the Commissioner of Labor and Workforce Development, any State Dislocated Worker Unit and Local Government Officials required to receive WARN Notices, which WARN Notices shall, with respect to each such individual, either be delivered by Seller to such individual or addressed to such individual and deposited in first class United States mail, postage paid, in either case within seven (7) days following the date of this Agreement (the “WARN Notice Delivery Period”); provided, however, that the form and substance of any such WARN Notice shall be provided by Seller to Buyer for comments a reasonable period prior to Seller’s delivery of any such WARN Notices to the applicable Property Employees.  Buyer shall have no obligations or responsibilities of any kind for, and Seller shall remain or be solely obligated and responsible for, any and all liability, claims, actions, damages, judgments, penalties, costs, and expenses that may arise in connection with said termination and the employment of such Property Employee with Seller, including without limitation, claims for wages, severance and/or benefits (including benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985); provided, however, Seller shall have no obligations or responsibilities of any kind for, and Buyer shall be solely obligated and responsible for, any and all liability, claims, actions, damages, judgments, penalties, costs, and expenses that may arise in connection with Buyer’s selection of Property Employees to whom it extends an offer of employment.  Further, Seller shall have no liabilities or obligations with respect to Transferred Employees arising out of their employment with, or termination of employment by, Buyer after the Closing Date.

6.5.11               Buyer will assume, from and after the Closing Date, Seller’s obligations to contribute to the Multiemployer Plans. Accordingly, to avoid the imposition of any withdrawal liability on Seller and comply with the “sale of asset exception” under Section 4204 of ERISA, Buyer shall (A) contribute to each Multiemployer Plan for substantially the same number of contribution base units for which Seller has an obligation to contribute prior to the Closing Date with respect to the operations and (B) provide to each Multiemployer Plan for a period of five plan years commencing with the first plan year beginning after the Closing Date, a bond to be obtained by and at the expense of Buyer (except that Seller shall reimburse Buyer at Closing for one-half of the cost of such bond, but not more than $25,000) issued by a corporate surety corporation, or a sum to be provided by Buyer held in escrow by a bank or similar financial institution, or an irrevocable letter of credit to be obtained by Buyer, equal to the greater of (i) the average annual contribution required to be made by Seller under the Multiemployer Plans with respect to the operations for the three plan years preceding the plan year in which the Closing Date occurs or (ii) the annual contribution that Seller was required to make under each Multiemployer Plan with respect to the operations for the last plan year prior to the plan year in which the Closing Date occurs, or shall obtain a waiver of the requirements to provide any of the foregoing or shall comply with alternatives acceptable to the Multiemployer Plans, in order to ensure compliance with Section 4204 of ERISA.  If the Buyer effects a complete or partial withdrawal from a Multiemployer Plan during the first five plan years following the Closing Date and the Buyer fails to make any withdrawal liability payment to the Multiemployer Plan when due, then Seller shall be secondarily liable to the Multiemployer Plan for any unpaid withdrawal liability to the extent that Seller would have incurred such liability following the Closing Date had Buyer not agreed to the provisions of this Section.  Any of the Buyer or Seller shall promptly notify the other parties of any demand for payment of withdrawal liability received by any of the Buyer or Seller within five years from the Closing Date. Buyer and Seller agree to take all such further action as may be necessary to satisfy the sale of assets exception requirements set forth in Section 4204 of ERISA.  Section 6.5.11 of the Seller Disclosure Letter sets forth a true and correct list and the true and correct amount of Seller’s contributions to the Multiemployer Plans since January 1, 2011.

6.5.12               Nothing in this Section 6.5 shall create any third Person beneficiary right in any Person other than the parties to this Agreement, including any current or former employee or Transferred Employee, any participant in any Seller Benefit Plan, or any dependent or beneficiary thereof, or any right to continued employment with Seller, the Property, Buyer or any of their respective Affiliates.  Nothing in this Section shall constitute an amendment to any Seller Benefit Plan or any other plan or arrangement covering employees or Transferred Employees.  Seller and Buyer shall each cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section.

6.6	Access to Information and the Property

6.6.1               Upon reasonable notice, and subject to applicable Law (including antitrust Laws and Gaming Laws), Seller and Seller Parent shall afford Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.1 hereof or the Closing, to the Property and the other Purchased Assets and to all personnel, premises, information, books and records and Contracts in Seller’s possession or control related to the operation of the business at the Property, major customers and all vendors, expressly excluding, however, (A) the Excluded Assets, (B) the Excluded Liabilities, (C) the Other Assets, and (D) the Other Property ((A) through (D) collectively, the “Excepted Items”), and, during such period, Seller shall furnish promptly to Buyer all material information concerning the operation of the business located at the Property and concerning the Property Employees (other than Excepted Items) as Buyer may reasonably request (collectively, the “Inspection”); provided, however, that (i) Buyer shall provide Seller with at least 24 hours prior notice of any Inspection; (ii) if Seller so requests, Buyer’s Representatives shall be accompanied by a Representative of Seller; (iii) except as permitted by Section 6.6.3 below, Buyer shall not initiate contact with employees or other representatives of Seller, other than individuals designated by Seller, or with any customers of Seller, without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed; (iv) Buyer’s Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller’s prior written consent (which consent may be withheld if in the reasonable judgment of Seller’s Representatives such testing would unreasonably interfere with the operation and support of the business located at the Property); (v) Buyer shall not unreasonably interfere with the operation and support of the business located at the Property; (vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property arising from or caused by such Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Property or such other third Person property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Seller and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees) incurred by any of them arising or resulting therefrom; (vii) Seller and Seller Parent shall not be required to provide access to any materials if the same could jeopardize an attorney-client or other applicable privilege in favor of Seller or its Affiliates; and (viii) in no event shall the results of any such Inspection or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Property on an “As Is, Where Is” basis as set forth in Section 10.1 hereof.  Seller shall instruct its counsel, financial advisors, and other Representatives to reasonably cooperate with Buyer in connection with any Inspection.  Buyer will hold and cause its Representatives to hold all such information furnished to it by or on behalf of Seller in confidence in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall survive the Closing and continue in full force and effect thereafter.  Notwithstanding anything to the contrary, Buyer and Seller agree that in the event any proprietary information or knowledge relating to an Excepted Item is obtained, revealed or otherwise made known to Buyer, Buyer shall not reveal, disclose, employ or otherwise use any such proprietary information and will hold such information in confidence in accordance with the Confidentiality Agreement.  Solely for purposes of this Section 6.6.1, “Representatives” of Buyer shall be deemed to include Buyer’s potential debt or equity financing sources and their directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

6.6.2               No information or knowledge obtained in any Inspection pursuant to Section 6.6.1 shall affect or be deemed to excuse the inaccuracy of any representation or warranty contained in this Agreement.  However, Buyer’s actual knowledge of facts obtained in any such Inspection (unless objected to in writing by Buyer) shall be deemed to modify Seller’s representations to the extent necessary to conform to such facts, provided, in each case, that such facts and circumstances (i) are not the result of a breach of this Agreement by Seller and (ii) do not consist of or reveal a Property Material Adverse Effect.

6.6.3               Following execution of this Agreement, Buyer shall be permitted to hold joint meetings with all Property Employees and, to the extent applicable, any bargaining representatives of such Property Employees, at which Buyer may provide such Property Employees and bargaining representatives with preliminary information relating to the transactions contemplated by this Agreement, and thereafter Buyer shall be entitled to conduct one-on-one meetings with all Property Employees (other than Retained Employees) at such times as Buyer shall reasonably request and at space provided by Seller at the Property; provided, however, a representative of Seller may be present at any such group or one-on-one meetings.  From and after the date of this Agreement, Seller shall provide Buyer with reasonable space, and to the extent available, a reasonable number of hotel rooms, at the Property on an as-needed basis and at no cost to Buyer in order for Buyer to handle employment and transition related matters. Buyer in exercising its aforementioned rights shall comply with Gaming Laws and all other applicable Laws, in each case, as applicable.

6.6.4               Following the Closing, at Seller’s reasonable request, Buyer will cause its employees to prepare the books and records and financial statements required by Seller or its Affiliates (and which are not otherwise the responsibility of Buyer under this Agreement, including with respect to Buyer’s obligations under Section 2.4 hereof) in connection with any filing with a Governmental Entity (including Tax Returns which are prepared by Property Employees as of the Closing Date, and filings under the Exchange Act and other applicable securities laws) in respect of the period prior to the Closing Date, as promptly as practicable and in any event no later than ten days in advance of any applicable deadlines and/or required filing dates.  Seller will reimburse Buyer for the cost of having such employees prepare any of the foregoing financial statements requested by Seller pursuant to this Section 6.6.4 if Buyer would not otherwise prepare such financial statements.

6.6.5               Following the Closing and subject to applicable Law, upon Buyer’s reasonable request, Seller shall provide Buyer with copies of documents of Seller and its Affiliates which Buyer in good faith determines it is reasonably likely to need access to in connection with any claim or the defense (or any counterclaim, cross-claim or similar claim in connection therewith) of any claim, suit, action, proceeding or investigation by or against Buyer or any of its Affiliates, in each case, to the extent related to the Purchased Assets or Assumed Liabilities.

6.7	Governmental Approvals

6.7.1               Buyer, Seller and their respective Affiliates shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders, including Buyer’s Gaming Approvals, required (A) to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act and antitrust and competition Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under (1) any applicable federal or state securities Laws, (2) the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, (3) Gaming Laws and (4) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.  Except for filings with respect to the HSR Act and antitrust and competition Laws of any other applicable jurisdiction, which filings shall be made by the parties hereto and their respective Representatives and Affiliates within thirty (30) days after the date of this Agreement, Buyer, Buyer Parent and their respective Representatives and Affiliates shall file or cause to be filed, as soon as reasonably practicable (and no more than forty-five (45) days after the date hereof), (x) all required initial applications and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) with respect to Initial Qualifiers (and Buyer hereby represents and warrants to Seller that Section 6.7 of the Buyer Disclosure Letter sets forth a true and complete list of the Initial Qualifiers) and (y) the initial petition for interim casino authorization.  Buyer, Buyer Parent and their respective Representatives and Affiliates shall promptly (i) obtain confirmation in writing from the Division of Gaming Enforcement that Buyer’s proposed list of Initial Qualifiers is complete and that no other Persons are required to submit filings for purposes of interim casino authorization and (ii) file or cause to be filed with the Division of Gaming Enforcement, with respect to Buyer, Buyer Parent, their respective Representatives and Affiliates, and the Initial Qualifiers, all filings required as to each of them necessary for a completed application for Interim Casino Authorization.  Buyer and Buyer Parent shall file or cause to be filed, as soon as reasonably practicable (and no more than forty-five (45) days after the date hereof), all applications for qualification and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) for any financial source and its Affiliates and any entity and individual qualifiers.  Applications for qualifiers who, at the discretion of the Division of Gaming Enforcement, are requested to file an application shall be filed or caused to be filed by Buyer and Buyer Parent promptly.  Notwithstanding the foregoing or anything to the contrary herein, Buyer and Buyer Parent shall file or cause to be filed, as soon as reasonably practicable (and no more than forty-five (45) days after the date hereof), a completed application for Interim Casino Authorization and all applications for qualification and documents in connection with obtaining the Governmental Approvals (including under applicable Gaming Laws) for any financial source and its Affiliates and any entity and individual qualifiers, and such additional materials and information as shall be necessary for the applicable Governmental Entities to deem all such applications and filings complete.  With respect to all filings, the parties hereto and their respective Representatives and Affiliates shall act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications and documents as may be required, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentences, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.  Buyer and Seller shall use their respective commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Buyer and Seller shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third Person or any Governmental Entity in connection with the transactions governed by this Agreement.  Without limiting the foregoing, but in any event subject to applicable Law, Buyer, Buyer Parent and their respective Representatives and Affiliates shall promptly provide Seller with copies of all correspondence to and from, and filings with, the Division of Gaming Enforcement and all other Governmental Entities with respect to the Interim Casino Authorization and other Governmental Approvals.  Buyer and Seller will notify the other party hereto promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Entities with respect to Governmental Approvals.  Notwithstanding anything in this Agreement to the contrary, no party shall be required hereunder to furnish to the other party hereto any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its affiliates if such information is submitted on a confidential basis to any Government Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.

6.7.2               Without limiting Section 6.7.1 hereof, Buyer and Seller shall each use its commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing.  Without limiting the foregoing, Buyer agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition Laws or Gaming Laws that may be asserted by any Governmental Entity, so as to enable the parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect (by consent decree, hold separate orders, trust or otherwise) the sale, license or other disposition of such of its assets, rights or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.

6.7.3               Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval may be materially delayed.  Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to (i) defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, (ii) seek to prevent the entry by any Governmental Entity of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, and (iii) appeal as promptly as possible any such decree, injunction or other order and to seek to have any such decree, injunction or other order vacated or reversed.

6.7.4               From the date of this Agreement until the Closing, each party shall promptly notify the other party hereto in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

6.7.5               Without limiting Section 6.7.1 hereof, Buyer, Buyer Parent and their respective Representatives and Affiliates shall file, or cause to be filed, with the appropriate New Jersey Gaming Authority, as soon as reasonably practicable (and no more than fifteen (15) days after the date hereof), (A) a correct and complete application for licensure or qualification that complies with applicable Gaming Laws, for all of the Initial Qualifiers, and (B) a correct and complete application for licensure or qualification that complies with applicable Gaming Laws, for each financial source and its Affiliates and any entity and individual qualifiers that require approvals under applicable Gaming Laws.  If Buyer determines or is otherwise made aware that any other Person must obtain Gaming Approval in order to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable (and in any event within five Business Days) Buyer shall provide notice thereof to Seller (after which time such Person shall be considered a Required Licensee) and as promptly as reasonably practicable (and in any event within 30 days), Buyer shall cause such Person to file with the appropriate New Jersey Gaming Authority a correct and complete application for licensure or qualification that complies with applicable Gaming Laws.  Buyer shall use its commercially reasonable efforts to promptly comply (and cause each such Person making an application to comply) with any request of any New Jersey Gaming Authority related to any such applications and to obtain approval of the appropriate New Jersey Gaming Authority for all such applications as promptly as reasonably practicable and to avoid or eliminate each and every impediment under any Law that may be asserted by any New Jersey Gaming Authority with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).  Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail of the status of all such applications.

6.8	Publicity

Seller and Buyer shall agree on the form and content of any press release regarding the transactions contemplated hereby and shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby.  Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law (including the Securities Act of 1933, as amended, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Notwithstanding anything to the contrary herein, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.  Further, during the period between the date of this Agreement and the Closing Date, Seller shall, on up to four occasions designated by Buyer in writing, and at Buyer’s sole cost and expense, cause to be mailed to each person or entity listed in the Plaza Database a mailer containing substantially the same or similar substance as Exhibit G hereto, which mailers will be produced by Buyer and delivered to Seller at least five Business Days prior to each applicable date of mailing as provided in this Section.

6.9	Further Assurances and Actions

6.9.1               Subject to the terms and conditions herein (including, without limitation Section 1.6 hereof), each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts (i) to obtain all Seller Permits and Buyer Permits, as applicable and consents of Persons to Contracts as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement; provided, however, that such efforts shall not require Seller or any of its Affiliates to remain secondarily or contingently liable for any Assumed Liability; provided further, however, that neither Buyer nor Seller shall be required to make any payments to any counterparty to Material Assumed Contracts, and Buyer shall not be required to agree to modifications of the terms of any Material Assumed Contracts in order to obtain such consents.

6.9.2               If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with title to the Purchased Assets (or to record or evidence the same) or to cause Buyer to further confirm its assumption of all Assumed Liabilities, in each case, as contemplated by this Agreement, the proper officers and/or directors of Buyer and Seller and their respective Affiliates shall take all action reasonably necessary (including executing and delivering further notices, assumptions, assignments and releases) to effect the same; provided that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the full cost of such action.

6.10	Taxes; Bulk Sales

6.10.1               All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer, mansion or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred with respect to the transfer of the Purchased Assets pursuant to this Agreement (collectively, the “Transfer Taxes”) shall be borne by Seller.  Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates with respect to such Transfer Taxes.  Seller shall prepare, file and pay, in a timely manner any Tax Returns required in respect of Transfer Taxes.

6.10.2

A.        As of the Closing, all real and personal property Taxes and similar ad valorem obligations related to the Purchased Assets for Tax periods beginning before and ending after the Closing Date shall be prorated separately on a per diem basis as of the Closing Date using the latest available rates and assessments (without giving effect to any retroactive adjustments), and Seller shall be responsible for Seller’s proportionate share of its property Taxes and similar ad valorem obligations (which shall be determined on a per diem basis from the beginning of the relevant Tax period through the day prior to the Closing Date), provided, however, that with the exception of the foregoing and the Pre-Closing Tax Liabilities and subject to Buyer’s indemnity rights under Article 9, all Taxes becoming a Lien on any of the Purchased Assets on or after the Closing Date or which become due and payable on or after the Closing Date shall be paid solely by Buyer.

B.        If Seller has heretofore filed applications which are pending on the date hereof for the reduction of the assessed valuation of the Property and/or instituted certiorari proceedings to review such assessed valuations (a “Tax Appeal”) for any tax years prior to the tax year in which the Closing occurs, Buyer acknowledges and agrees that Seller shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and Buyer hereby consents to such actions as Seller may take therein, provided that such actions do not materially and adversely affect the assessment of the Property from and after the Closing.  Seller shall be permitted to file a Tax Appeal for the tax year in which the Closing occurs, in which event Seller shall not withdraw, compromise or settle the same without the consent of Buyer.  Any refund or the savings or refund for any year or years prior to the tax year in which the Closing herein occurs shall belong solely to Seller.  Any tax savings or refund for the tax year in which the Closing occurs shall be prorated between Seller and Buyer and all sums payable to tenants under the Leases.  Buyer and Seller agree that all sums payable to tenants under the Leases on account of such tax savings or refund shall be promptly paid to such tenants following receipt of such tax savings or refund.  Buyer shall execute all consents, receipts, instruments and documents which may reasonably be requested in order to facilitate settling such proceeding and collecting the amount of any refund or tax savings.  Buyer and Seller shall prorate all legal fees, costs and expenses of the attorney(ies), if any, representing Seller in any tax proceeding pending for the tax year in which the Closing occurs. Notwithstanding the above, Seller agrees that it shall not settle any Tax Appeals related to the Property to the extent that Seller or Seller Parent is receiving a tax benefit with respect to its Other Property without the written consent of Buyer, which shall not be unreasonably withheld or delayed.

6.10.3               With respect to the allocation of the values related to the Purchased Assets contemplated by this Agreement, promptly following the Closing Date, Seller agrees to reasonably cooperate with Buyer in setting such values.

6.10.4               With respect to the sale of the Purchased Assets contemplated by this Agreement, Buyer and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction.  Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any and all losses resulting from or arising out of any noncompliance by Buyer or Seller with such bulk sales laws.

6.11	Accounts Receivable

Buyer agrees that after the Closing Date, Seller shall have the right and authority to collect for its own account or the account of its Affiliates all Accounts Receivables which are retained by Seller, including any Accounts Receivable that arose prior to the Closing Date but that are not reflected on Seller’s Books and Records except that any Accounts Receivable relating to services to be performed or goods to be provided after the Closing Date shall be included in the Purchased Assets and shall become the property of Buyer, and shall be included in the Working Capital calculation.  Buyer agrees that it will promptly transfer and deliver to Seller any cash or other property which Buyer may receive in respect of such Accounts Receivables.

6.12	Reservations; Chips; Front Money; Guests

6.12.1               Reservations.  Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Property by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by Seller for dates on or after the Closing Date in the Ordinary Course of Business of the business located at the Property.  Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended under the Trump One Card or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations, provided that all such discounts or other benefits shall be provided in the Ordinary Course of Business of operating and supporting the business located at the Property.  Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (i) have been entered into as of the date hereof, or (ii) are entered into in the Ordinary Course of Business of operating and supporting the business located at the Property, at the rates and terms provided in such agreements.  Buyer agrees that Seller cannot make any representation or warranty that any party holding a reservation or agreement for rooms, facilities or services will utilize such reservation or honor such agreement.  Buyer, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.  Seller agrees that it will update the terms and conditions of its reservations and other booking agreements to include its overbooking policy, set forth in reasonable detail, no later than the time that comparable terms and conditions relating to Seller Parent’s Other Property are updated to include Seller Parent’s overbooking policy.  Notwithstanding anything herein to the contrary, Seller and Seller Parent agree to use their commercially reasonable efforts to relocate any advance booking contract, room allocation agreements and banquet facility and service agreements and room or other reservation, in each case for time periods after the Transfer Time, to Seller Parent’s Other Property upon Buyer’s request; provided that in no instance shall such overbooking exceed 2.5%.

6.12.2               Redemption and Destruction of Gaming Chips, Tokens and Tickets.  Pursuant to applicable Gaming Laws, Seller shall, at least 30 days prior to the Closing, submit for approval of the applicable New Jersey Gaming Authority a plan for the redemption and destruction of all gaming chips, tokens and tickets used at the Property.  After such plan is approved by the applicable New Jersey Gaming Authority, (i) Seller shall redeem for cash all of Seller’s gaming chips and tokens issued at the Property for the period during which the same are redeemable in accordance with their terms or under applicable Law, and (ii) Buyer shall redeem for cash all of Seller’s gaming tickets issued prior to the Closing at the Property for the period during which the same are redeemable in accordance with their terms or under applicable Law.  Following the Closing, except in connection with Buyer’s redemption and destruction of Seller’s gaming tickets as described in such plan, (i) Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any of Seller’s gaming chips, tokens or tickets and (ii) Buyer shall introduce new gaming chips, tokens and tickets in accordance with the requirements of the applicable New Jersey Gaming Authority.  Buyer and Seller shall cooperate in arranging for the destruction, not later than 24 days after the Closing Date, of all Seller’s gaming chips that were sealed as of the Closing Date.  After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the business located at the Property.  Following the Closing, Seller shall reimburse Buyer from time to time upon demand for amounts paid by Buyer to redeem gaming tickets issued by Seller prior to the Closing at the Property, to the extent not reflected in the Working Capital Statement.

6.12.3               Front Money.  Effective as of the Transfer Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money.  All such Front Money shall be retained in the Property cage and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Transfer Time.  From and after the Transfer Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 6.12.3.  Pursuant to Article 9 hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing Front Money not contained on the inventory, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing Front Money listed on the inventory.

6.12.4               Guests’ Baggage.  Effective as of the Transfer Time, Representatives of each of Seller and Buyer shall take inventory of: (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller at the Property; (ii) all luggage or other property of guests retained by Seller as security for unpaid Accounts Receivable; and (iii) the contents of the baggage storage room; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened.  Except for the property referred to in (ii) above with respect to Accounts Receivable to be retained by Seller, which shall be removed from the Property by Seller or its Affiliates pursuant to the terms of Section 1.5.2 hereof, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by said Representatives of Seller and Buyer as of the Closing Date (the “List of Inventoried Baggage”).  Said baggage and other items shall be stored as Buyer shall choose.  Pursuant to Article 9 hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing baggage not contained on the List of Inventoried Baggage, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing baggage listed on the List of Inventoried Baggage.

6.12.5               Guests’ Safe Deposit Boxes.  Not later than 30 days prior to the anticipated Closing Date, Seller shall use commercially reasonable efforts to send a notice by certified mail to the last known address of each Person who has stored personal property in safe deposit boxes located at the Property, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within 60 days after the date such notice is sent, the box will be opened in the presence of a Representative of Seller, a Representative of Buyer, a representative of the applicable Gaming Authority or its representative (if required by applicable Law) and a Notary Public (if required by applicable Law, who may also be a Representative of Buyer or Seller); and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the Person who rented the safe deposit box and the date of the opening of the box in the presence of the Representatives of the Seller and Buyer, respectively.  Any costs incurred in connection with restoring locks of such boxes that are opened pursuant to the preceding sentence shall be borne by Seller.  The Notary Public and the Representatives of each of the Seller and Buyer shall then execute a certificate reciting the name of the Person who rented the safe deposit box, the date of the opening of the box and a list of its contents.  The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the Person who rented the safe deposit box.  The package will then be placed in a vault arranged by Buyer.  Pursuant to Article 9 hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing items listed on the certificate.  The provisions of this Section 6.12.5 shall be subject to applicable escheat laws of the State of New Jersey.

6.12.6               Inventoried Automobiles.  Effective as of the Transfer Time, Representatives of Buyer and Seller shall take inventory of all motor vehicles that were valet checked and placed in the care of Seller by: (i) marking all such motor vehicles with a sticker or tape, (ii) preparing an inventory of such motor vehicles (“Inventoried Vehicles”) indicating the check number applicable thereto, and (iii) transferring control of the Inventoried Vehicles to an authorized Representative of Buyer and securing a receipt for such Inventoried Vehicles.  Pursuant to Article 9 hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing motor vehicles (and claims of missing contents) for vehicles not contained on the list of Inventoried Vehicles, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing motor vehicles (and claims of missing contents) for vehicles listed on the List of Inventoried Vehicles.

6.13	Insurance Policies

Following the Closing, Buyer shall have access to any insurance policies and worker compensation insurance policies of Seller or any of its Affiliates to the extent providing coverage for any claims or actions that occurred prior to the Closing Date with respect to any of the Purchased Assets or the Assumed Liabilities, including any claims or actions which are reported after the Closing Date, and Seller shall reasonably cooperate with Buyer to assist Buyer in submitting such claims and actions.

6.14	Certain Transactions

Prior to the Closing, Buyer, Buyer Parent, Seller and Seller Parent shall not (and each shall use commercially reasonable efforts to cause its respective Affiliates not to) take, or agree to commit to take, any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement.

6.15	Insurance; Casualty and Condemnation

6.15.1               Seller’s fire and casualty insurance and other insurance policies will be cancelled by Seller or any of its Affiliates as of or after the Closing Date, and any refunded premiums shall be retained by Seller.  Buyer will be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.  Subject to Section 6.15.3, Buyer will assume the risk of loss of the Property and the Purchased Assets upon the Closing, and risk of such loss shall remain with Seller at all times prior to the Closing, provided, that if, before the Closing, the Property is damaged by fire or other casualty, and such damage (i) does not result in a Property Material Adverse Effect or (ii) does not result in a Casualty Termination Event, then Seller shall either promptly repair or replace such damaged Property to the condition it was in immediately prior to such casualty, loss or damage.  In the event it is not feasible to complete the repair or replacement prior to the Closing Date, the Closing shall proceed as scheduled and Seller shall pay over to Buyer the amount of any deductible with respect to such insurance proceeds and at the Closing Seller shall assign and turn over to Buyer, and Buyer shall be entitled to keep, all insurance proceeds or any rights thereto.

6.15.2               In the event a condemnation proceeding or payment in lieu of condemnation occurs relative to any part of the Property prior to the Closing Date, and such proceeding does not result in a Casualty Termination Event, all rights to payments relative to such condemnation shall be assigned by Seller to Buyer at the Closing and all payments actually received by Seller on account of such condemnation shall be paid over to Buyer.

6.15.3               In the event a casualty or condemnation occurs prior to the Closing Date that results in a Casualty Termination Event, and Seller does not, in its discretion, cure such Casualty Termination Event within sixty (60) days of the occurrence of such event, then Buyer shall have the option, by written notice to Seller and the Escrow Agent, to either (i) proceed with the Closing, whereby the provisions of this Section shall govern as if the casualty or condemnation did not result in a Casualty Termination Event, or (ii) terminate this Agreement, whereby the Deposit shall be immediately refunded to Buyer and Buyer shall have no further liability or obligations hereunder.

6.16	Certain Notifications

From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Seller, Buyer and their respective Affiliates shall promptly notify the other party hereto in writing upon obtaining knowledge of any fact, circumstance, event or action which will result in, or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article 7 hereof.

6.17	Use of Customer Lists

Neither Buyer nor any of its Affiliates or Representatives shall use any customer lists acquired, or to which it may otherwise be given access, hereunder in any illegal manner, or to offer, solicit or promote any illegal, obscene or pornographic material or activity, or to allow such lists to be used for “spamming” or similar activities.

6.18	Plaza Database

For a period of twelve months from the Closing Date, neither Seller nor any of its Affiliates or Representatives shall knowingly solicit any customers in the Plaza Database, unless such customer is reflected in the Plaza Database as having wagered at the Other Property at least twenty-five percent (25%) of such customer’s aggregate wagers at the Property and the Other Property during the 24 full month period last completed prior to the date hereof; provided, however, that the foregoing shall not prohibit Seller, Seller Parent and any of their respective Affiliates or Representatives from (i) engaging in any general, indirect advertising not intended to circumvent the foregoing or (ii) soliciting any customer in the Plaza Database if such customer wagers at the Other Property after the Closing Date.

6.19	No Control

Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Property or the Purchased Assets.  Until the Closing, the operations and affairs of the Property and the Purchased Assets are the sole responsibility of and under Seller’s complete control, except as provided for in this Agreement.

6.20	Utilities

6.20.1               Utilities (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, on the Closing Date (as near as practicable to the Transfer Time), with charges to that time paid by Seller and charges thereafter paid by Buyer.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing and included in the calculation of Working Capital (with such prepaid utility charges to be determined on a per diem basis from the Closing to the end of the relevant period).  Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be prorated between Buyer and Seller as of the Transfer Time.

6.20.2               Prior to the Closing, Seller shall notify all utility companies servicing the Property of the anticipated change in ownership of the Property and request that all billings after the Closing be made to Buyer at such Property address. Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Property for all periods after Closing. Following Closing, all utility deposits made by Seller will be refunded or credited directly to Seller by the utility company holding same.  Seller and Buyer shall each cooperate with each other and shall provide each other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section, including the execution of all consents, receipts, instruments and documents requested by Seller to facilitate it in its collection of such utility deposit refunds or credits.

6.21	Seller Parent Name

6.21.1               As soon as practicable following the Closing (but in any event within 180 days following the Closing), Buyer shall take all action necessary to (i) cause the name and logo of the business operating at the Property to be changed, in each case, so that the name or logo does not at any time thereafter contain the word “Trump”, and (ii) designate a new internet domain name for the business operating at the Property not containing the word “Trump”, to which Seller will automatically direct all hits to the domain name “www.trumpplaza.com” to the extent permitted by Section 1.7 herein.

6.21.2               As soon as practicable following the Closing (but in any event within 180 days following the Closing), Buyer shall take such action as is necessary to ensure that any exterior fixture or fitting or other asset visible from outside the business premises which contains the word “Trump” is changed, or covered up until such time as it is permanently changed.  Buyer shall, within 180 days following the Closing, remove and destroy, cover or deliver to Seller, all exterior fixtures and fittings or other assets visible from outside the business premises which contains the word “Trump”; provided, that any covering over the word “Trump” by Buyer shall remain until such exterior fixture or fitting or other asset is either removed or delivered to Seller.

6.21.3               Within 180 days following the Closing, Buyer shall remove and destroy or deliver to Seller all inventory, uniforms, hotel room supplies, linen, china and other restaurant accessories, unused stationery and promotional material which contains the word “Trump”, it being understood that Buyer can use such inventory or supplies during such 180-day period.

6.21.4               As soon as practicable following the Closing (but in any event within 180 days following the Closing), Buyer shall commence such action as is necessary to ensure that any interior fixture or fitting or other asset which contains the word “Trump” is changed, or covered up until such time as it is permanently changed. Within 180 days following the Closing, Buyer shall remove and destroy, cover or deliver to Seller, all interior fixtures or fittings on the premises of the Property, and such equipment or portion thereof, which contains the words “Trump”; provided, that any covering over the word “Trump” by Buyer shall remain until such interior fixture or fitting or other asset is either removed or delivered to Seller.

6.21.5               Not later than the last day of such 180-day period, a responsible officer of Buyer shall certify to Seller that Buyer has complied with the provisions of this Section 6.21 in all material respects. After the Closing, Buyer shall not use (and shall cause each of its Affiliates not to use) the name “Trump” or any similar name or any logo incorporating such name or any similar name in any manner, including in connection with the sale of any products or services or otherwise in the conduct of its business.

6.21.6               Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that (i) the provisions of this Section 6.21 are subject to the Trump License Agreement, (ii) any use of the word “Trump” is expressly subject to the Trump License Agreement and (iii) Buyer shall in no event have the right to introduce any new uses of the word “Trump”.

6.21.7               Seller shall request from The Trump Organization, on Buyer’s behalf, at no cost to Seller, that Buyer be permitted to continue to use the “Trump” name for 12 months after the Closing (rather than 180 days as set forth above).  However, the Closing will not be conditioned on Seller being able to secure any additional time for the “Trump” name to be used.  To the extent that such consent is granted by The Trump Organization for a period of time in excess of 180 days, all of the time periods set forth in this Section 6.21 relating to the use of the “Trump” name shall be deemed extended to match such period so granted by The Trump Organization.

6.22	Further Action

Seller covenants and agrees that if, following the Closing, any Purchased Asset is identified that was not transferred to Buyer or its designee pursuant to this Agreement, Seller shall, without further consideration, but subject in all cases to Section 1.6 hereof, promptly transfer or cause the transfer of such asset or property to Buyer or its designee, enter into such additional partial contract assignment agreements or otherwise provide Buyer or its designee (subject to appropriate transition arrangements) with the right to use such property, asset or contractual right in a manner and on terms substantially similar to how such property, asset or contractual right was so used or held for use in connection with the operation or support of the business located at the Property prior to the Closing

6.23	Financial Statements

6.23.1               As soon as reasonably practicable, but in any event no later than 30 days after each calendar month-end following the date hereof that occurs prior to the Closing Date, Seller shall deliver to Buyer a copy of the internal operating balance sheet and internal profit and loss statement of Seller relating to the business conducted at the Property (as such internal reports are prepared and delivered to management, including projections and forecasts).

6.23.2               As soon as reasonably practicable, but in any event no later than 30 days after each quarterly period (other than the last quarterly period of a fiscal year) following the date hereof that concludes at least 20 days prior to the Closing Date, Seller shall deliver to Buyer the following financial statements of Seller relating to the business conducted at the Property: the unaudited balance sheets as of the end of such quarterly period together with the related unaudited statement of operations and statement of cash flows for such quarterly period (collectively, the “Quarterly Financials”).

6.24	Seller Cooperation

Following the Closing, upon Buyer’s reasonable request, Seller and its Affiliates shall, at no material cost to Seller and/or its Affiliates, assist, and shall use their commercially reasonable efforts to cause their auditors to assist, Buyer in the preparation of interim unaudited financial statements and audited financial statements of the business conducted at Property for pre-Closing Date periods.  In addition, following the Closing, if requested, Seller agrees to assist Buyer, at no material cost to Seller, with respect to the purchase of the real property related to the real property leases set forth in Section 11.1(a) of the Seller Disclosure Letter.

6.25	Buyer Cooperation

If requested, Buyer shall cooperate with Seller and its counsel after the Closing Date in assisting Seller, at no material cost to Buyer, in the pursuit or defense of any legal proceeding relating to the Property to which Seller is a party and in making available Buyer’s personnel and providing testimony and access to Buyer’s books and records relating to the Property in connection with any such legal proceeding.

6.26	Transferred Employees’ Retained Knowledge

Following the Closing, Buyer may retain, use and disclose in the operation of the business located at the Property the Residual Knowledge known to Transferred Employees. “Residual Knowledge” means only those generalized ideas, know-how, and techniques of Seller or its Affiliates that are retained in the unaided memory of a Transferred Employee, and that were acquired in the ordinary course of a Transferred Employee’s employment as a Property Employee without any specific intent to permit intentional disclosure of any Excluded Intellectual Property or other confidential information following the Closing.  This provision shall be narrowly construed, and is intended only to alleviate the possibility of inadvertent use of the Residual Knowledge arising from routine, unaided memory retention by Transferred Employees.  For the avoidance of doubt, this Section does not grant any licenses or other rights to any specific Excluded Intellectual Property or other specific confidential information of the Seller or its Affiliates.

6.27	CRDA Deposits.

Prior to the Closing Date, Seller shall donate all of its CRDA Deposits with respect to the Property to CRDA.  Seller shall be allowed to retain the cash amount received from CRDA in connection with such donation.  However, Seller agrees that it shall assist Buyer at no cost to Seller in Buyer’s effort with CRDA to arrange the transfer to Buyer of any remaining portion of the CRDA Deposits so donated.

6.28	Tax Deferred Exchange

Buyer has indicated to Seller that Buyer may desire to treat the transactions contemplated by this Agreement as part of a tax–deferred exchange pursuant to which the net proceeds to Buyer from the disposition of another property prior to the Closing Date would be used by Buyer to pay all or a portion of the Purchase Price for the Property and the other Purchased Assets.  Accordingly, Seller agrees, if requested by Buyer, to cooperate in a commercially reasonable and practicable manner with Buyer in order for Buyer to effectuate such a tax deferred exchange with respect to the Property, provided such cooperation shall not delay or defer the Closing Date, result in any additional cost or expense to Seller, or otherwise adversely affect Seller or Seller’s rights under this Agreement.  This obligation to cooperate shall not include requiring Seller to enter into any additional agreements, to take title to any other property to complete the exchange, to obtain any additional regulatory licenses or approvals or make any additional regulatory filings, to issue any legal opinions, to provide any indemnities not set forth in this Agreement, to increase Seller’s potential liability in any other manner, or to expend legal or other fees to review additional legal or other documents.  Buyer shall indemnify, defend and hold harmless Seller from and against any loss, cost, damage or expense Seller may suffer as a result of such proposed exchange arrangement.  The provisions of this Section 6.28 shall survive the Closing or sooner termination of this Agreement.

7.	CONDITIONS TO CLOSING

7.1	Conditions to Each Party’s Obligation to Effect the Closing

The respective obligations of each party to this Agreement to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to, and as of, the Closing Date, any of which may be waived in whole or in part in a writing executed by Seller and Buyer:

7.1.1               No Injunctions.  No Governmental Entity of competent jurisdiction shall have initiated any action seeking, or shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation (in each case, whether temporary, preliminary or permanent) to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement or to make it illegal for either party hereto to perform its obligations hereunder.

7.1.2               Release of Mortgage.  Seller shall have obtained the consent of its mortgagee, Icahn Agency Services, LLC, to the release of the mortgage on the Property at the Closing.

7.2	Additional Conditions to Obligations of Buyer

The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Buyer:

7.2.1               Representations and Warranties.  The representations and warranties of Seller contained in this Agreement, as they may be updated in accordance with the terms hereof, shall be true and correct (without giving effect to any limitation as to “materiality” or “Property Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, result in a Property Material Adverse Effect.  Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

7.2.2               Performance of Obligations of Seller.  Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.  Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

7.2.3               Title.  Other than Permitted Encumbrances, the updated Title Commitment and certified Survey (if Buyer elects to so certify) shall not show any additional Liens from those reflected on the Title Commitment that have not been cured by Seller, all pursuant to the terms of Section 10.2 hereof.

7.2.4               Closing Gaming Approvals.  Buyer shall have obtained the Closing Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

7.3	Additional Conditions to Obligations of Seller

The obligations of Seller to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by Seller:

7.3.1               Closing Gaming Approvals.  Buyer shall have obtained the Closing Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained the approvals of Gaming Authorities that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Property to Buyer and to consummate the Closing, and each of the foregoing approvals shall be in full force and effect at and as of the Closing Date.

7.3.2               Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures of such representations and warranties to be true and correct which would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.  Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

7.3.3               Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.  Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

8.	TERMINATION AND AMENDMENT

8.1	Termination

This Agreement may be terminated at any time prior to the Closing by written notice by the terminating party to the other party (except in the case of termination pursuant to Section 8.1.1 hereof, which requires mutual agreement of both Seller and Buyer):

8.1.1               by mutual agreement of Seller and Buyer;

8.1.2               by (i) Buyer, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date due to Seller’s failure or inability to satisfy those closing conditions for which Seller is responsible under the terms of this Agreement; (ii) Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date due to Buyer’s failure or inability to satisfy those closing conditions for which Buyer is responsible under the terms of this Agreement; or (iii) either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date for reasons not described in clause (i) or clause (ii) of this paragraph;

8.1.3               by either Buyer or Seller, if any Gaming Authority shall have made a determination that such Gaming Authority will not issue to Buyer the Closing Gaming Approvals; provided, however, that the right to terminate this Agreement under this Section 8.1.3 shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of such Gaming Authority making such determination not to issue to Buyer the Closing Gaming Approvals;

8.1.4               by either Buyer or Seller, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or the consummation of the transactions contemplated hereby or making it illegal for either party hereto to perform its obligations hereunder; provided, however, that the right to terminate this Agreement under this Section 8.1.4 shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of such non-appealable final action;

8.1.5               by Buyer, if Seller shall have breached any representation or warranty of Seller contained in this Agreement (as they may be updated in accordance with the terms hereof) or any covenant or agreement on the part of Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 7.2.1 or 7.2.2 hereof if such breach was continuing as of the Closing Date and (ii) is not cured in all material respects within 30 days after written notice thereof by Buyer to Seller; provided, however, that if such breach cannot reasonably be cured within such 30 day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated by Buyer pursuant to this Section on account of such breach; provided, further, that the right to terminate this Agreement under this Section shall not be available to Buyer if Buyer shall have materially breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Seller for which this Agreement otherwise may have been terminated under this Section;

8.1.6               by Seller, if Buyer shall have breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Sections 7.3.2 or 7.3.3 hereof if such breach was continuing as of the Closing Date and (ii) is not cured in all material respects within 30 days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such 30 day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated by Seller pursuant to this Section on account of such breach; provided, further, that the right to terminate this Agreement under this Section shall not be available to Seller if Seller shall have materially breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of Buyer for which this Agreement otherwise may have been terminated under this Section;

8.1.7               by Seller or Buyer, if Icahn Agency Services, LLC shall fail to grant its express written approval of the sale of the Property to Buyer pursuant to this Agreement prior to the Outside Date; and

8.1.8               by Buyer, in accordance with Section 6.15.3(ii).

8.2	Effect of Termination

8.2.1               Liability.  In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall immediately become void and there shall be no Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives; provided, however, that the obligations of the parties set forth in Sections 4.12 and 5.3, clause (vi) of the first sentence, and the last three sentences of, Section 6.6.1, and Sections 6.10.2.A, 8.2 and 8.3 and Article 11 hereof, shall survive such termination and shall be enforceable hereunder, and provided, further, that nothing contained in this Section shall relieve or limit the Liability of either party to this Agreement for any willful breach of this Agreement.

8.2.2               Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

8.3	Application of the Deposit

8.3.1               Return of Deposit to Buyer.  The Deposit, together with any interest earned thereon, shall be returned to Buyer if this Agreement is terminated either:

i.
pursuant to Section 8.1.4 (other than a termination pursuant to such Section 8.1.4 that results from Buyer’s failure to receive required New Jersey gaming approvals), pursuant to Section 8.1.5 or pursuant to Section 8.1.7 or Section 8.1.8 hereof, or

ii.
pursuant to clause (i) of Section 8.1.2 hereof, but only if any of the conditions set forth in Section 7.2.1, Section 7.2.2 or Section 7.2.3 (other than those conditions that by their nature are to be satisfied or waived at the Closing and those conditions that have not been satisfied due to Buyer’s failure to perform any of its obligations under this Agreement) have not been satisfied at the time of such termination.

8.3.2               Release of Deposit to Seller.  If (i) this Agreement is terminated pursuant to any provision of Section 8.1 and (ii) the Deposit is not required to be returned to Buyer pursuant to the express provisions set forth in Section 8.3.1, then in each such case, the Deposit, together with any interest earned thereon, shall be delivered to Seller.  The parties hereby unconditionally and irrevocably agree that the Deposit shall be fully earned by Seller as of the date of this Agreement and shall be non-refundable except in the limited circumstances set forth in Section 8.3.1, and Seller’s entitlement to the Deposit shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any matter; provided, however, that Buyer shall have a continuing interest in the Deposit and the escrow account, which interest shall be limited to the return of the Deposit from the escrow account if required pursuant to Section 8.3.1 and which interest shall continue until the earlier of the Closing or application of the Deposit from the escrow account pursuant to this Section 8.3.

8.3.3               Prior to the Closing, (i) entitlement to the Deposit pursuant to Section 8.3.2 shall be the sole and exclusive remedy for Seller for breach of contract by Buyer that results in a failure to consummate the transactions contemplated hereunder and (ii) Seller shall not be entitled to specific performance to compel Buyer to consummate the transactions contemplated hereunder. Notwithstanding anything herein to the contrary, nothing in this Section 8.3 shall limit either party’s rights and remedies in the event of actual fraud by the other party hereto or such other party’s Affiliates.  Except for entitlement to the Deposit as provided in Section 8.3.2, Seller shall have no other rights and remedies available under this Agreement, at Law, in equity or otherwise for any breach of contract by Buyer that results in a failure of the transactions contemplated hereunder to be consummated, provided, however, that notwithstanding the foregoing or anything to the contrary, (i) Seller shall be entitled to all remedies (including monetary damages, specific performance and injunctive relief) in respect of the matters governed by Section 5.3, clause (vi) of the first sentence, and the last three sentences, of Section 6.6.1, Sections 8.2 and 8.3, or Article 11 (the “Subject Provisions”) and (ii) Seller shall be entitled to the remedy of specific performance with respect to the obligations of Buyer in Section 6.7 hereof (which shall apply even prior to the Closing as provided in Section 11.18).

9.	SURVIVAL; INDEMNIFICATION

9.1	Survival of Representations, Warranties, Covenants and Agreements

The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) eighteen (18) months after the Closing Date, except for representations and warranties contained in Section 4.1 (Organization of Seller), Section 4.2.1 (Authority), Section 4.14 (Personal Property), Section 5.1 (Organization of Buyer), Section 5.2.1 (Authority), and Section 4.20 (Real Property), which shall survive indefinitely, and Section 4.8 (Environmental) and Section 4.17 (Taxes), which shall survive for their respective statutory periods.  The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty.  The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (except to the extent, if any, that a specific survival period is otherwise expressly set forth herein in connection with the applicable covenant or agreement).  The termination of the representations and warranties provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the Survival Period provided herein.

9.2	Indemnification

9.2.1               From and after the Closing, Seller and Seller Parent shall indemnify, save and hold harmless Buyer and its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third Person claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred in connection with, arising out of or resulting from:

A.        any breach of any representation or warranty made by Seller in this Agreement, in each case, when made;

B.        any breach of any covenant or agreement made, or to be performed, by Seller in this Agreement;

C.        any claim arising out of acts of Seller occurring prior to the Closing Date (other than acts of Seller required by this Agreement), except to the extent liability for such acts is an Assumed Liability under this Agreement;

D.        the Excluded Liabilities;

E.        the Excluded Assets; and

F.        any liabilities which are Assumed Liabilities and are owed to third parties, to the extent such liabilities (i) by their terms should have been performed prior to the Closing Date, (ii) arose from any claims, or pending or threatened litigation, relating to events or occurrences prior to the Closing Date relating to the Purchased Assets, and/or (iii) are Environmental Liabilities that arose prior to the Closing Date, except to the extent the aggregate liability of Seller with respect to all such liabilities described in this Section 9.2.1.F (including any liability for indemnification pursuant to this Section 9.2.1) would exceed the Cap.

9.2.2               From and after the Closing, Buyer and Buyer Parent shall indemnify, save and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of or resulting from:

A.        any breach of any representation or warranty made by Buyer in this Agreement, in each case, when made;

B.        any breach of any covenant or agreement made, or to be performed, by Buyer in this Agreement;

C.        the Assumed Liabilities (except to the extent Seller is required to indemnity the Buyer Indemnified Parties with respect thereto pursuant to Section 9.2.1.F); and

D.        the ownership, use, operation or maintenance of the Property, the other Purchased Assets and the operation and support of the business located at the Property from and after the Closing.

9.3	Interpretation

9.3.1               Notwithstanding anything in this Agreement to the contrary, as used in this Article 9 the term Damages shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, or any similar damages, except to the extent of any such damages that are awarded to an unaffiliated third Person by a court of competent jurisdiction and constitute (x) an Excluded Liability (with respect to indemnification obligations of Seller) or (y) a matter described in Section 9.2.2.C or 9.2.2.D (with respect to indemnification obligations of Buyer).

9.3.2               Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article with respect to any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Article 2 hereof.

9.4	Procedure for Claims between Parties

If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

9.5	Defense of Third Party Claims

If any lawsuit or enforcement action is filed against an Indemnified Party by any third Person (each, a “Third Party Claim”) for which indemnification under this Article may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (iii) to compromise or settle such claim, which compromise or settlement shall be made only (x) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within 15 days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

9.6	Limitations on Indemnity

9.6.1               No Buyer Indemnified Party shall seek, or be entitled to, indemnification under Section 9.2.1.A hereof to the extent (i) the aggregate amount of Damages incurred by a Buyer Indemnified Party with respect to any individual matter for which indemnification is sought, either initially or later revised, pursuant to Section 9.2.1 is less than $10,000 (the “Sub-Threshold”), and (ii) the aggregate of the individual claims for Damages of the Buyer Indemnified Parties (each of which is greater than the Sub-Threshold) for which indemnification is sought pursuant to Section 9.2.1 hereof is less than $100,000 (the “Threshold”) or exceeds an amount equal to $3,000,000 (the “Cap”); provided, that if the aggregate of all individual claims (each of which is greater than the Sub-Threshold) for Damages for which indemnification is sought pursuant to Section 9.2.1.A hereof equals or exceeds the Threshold, then Buyer, subject to the limitations in this Article, shall be entitled to recover for such Damages only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap (it being agreed that in no event shall the aggregate indemnification to be paid under Section 9.2.1.A exceed an amount equal to the Cap).  Notwithstanding anything herein to the contrary, Seller’s indemnification obligations with respect to Taxes, Excluded Assets and Excluded Liabilities shall not be subject to the limits set forth in this Section; provided, however, that Seller’s indemnification obligations with respect to Excluded Liabilities shall not exceed $5,000,000.

9.6.2               In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy or otherwise with respect to such Damages (net of any costs and expenses incurred in obtaining such recovery).  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party.  The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article.

9.6.3               To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 9.2, and the Indemnified Party has a claim against a third Person (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

9.7	Payment of Damages

An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article, within 15 days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding.

9.8	Exclusive Remedy

Except to the extent of claims alleging fraud and willful misconduct, after the Closing, the indemnities provided in this Article shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not (a) interfere with or impede the operation of the provisions of Sections 2.4 and 2.5 hereof providing for resolution of certain disputes relating to the Purchase Price between the parties and/or the Auditor, or (b) preclude a party from bringing an action after the Closing for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the parties, in each case in accordance with Section 11.18 hereof.  Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Disclosure Letter, document or certificate delivered in connection herewith, and no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article or the provisions of the Assignment and Assumption Agreement contemplated by this Agreement).  Notwithstanding anything herein to the contrary, no waiver of any closing condition in Article 7 by any party shall act as a waiver or a limitation on such party from making a claim for indemnification pursuant to this Article.

9.9	Treatment of Indemnification Payments

All indemnification payments made pursuant to this Article shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

10.	PROPERTY

10.1	As Is

Buyer or its Representatives to the extent it so desires shall have examined and inspected the Purchased Assets prior to the execution of this Agreement, and subject to the provisions of this Article, Article 4 and Article 6, Buyer agrees to accept the Purchased Assets in an “AS IS” condition as of the Closing.  Buyer agrees that, except as provided in Article 4 hereof, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller, or any salesperson or broker (if any) involved in this transaction as to the Purchased Assets, including, but not limited to: (a) any representation, statements or warranties as to the physical condition of the Purchased Assets, including implied warranties of merchantability and fitness for a particular purpose and any other warranties provided or implied by applicable Law; (b) the fitness and/or suitability of the Purchased Assets for use as a resort, hotel and/or casino; (c) the financial performance of the Purchased Assets; (d) the compliance of the Purchased Assets with applicable building, zoning, subdivision, environmental, or land use Laws, codes, ordinances, rules or regulations; (e) the state of repair of the Purchased Assets; (f) the value of the Purchased Assets; (g) the manner or quality of construction of the Purchased Assets; (h) the income derived or to be derived from the Purchased Assets; or (i) the fact that the Purchased Assets may be located in hurricane zones, on earthquake faults or in seismic hazardous zones.  Subject to the foregoing sentence, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller, at Law or in equity, relating to any such matter, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

10.2	Title to Real Property

10.2.1               Title Insurance Commitment.  Buyer agrees to accept the Title Commitment as evidence of the status of Seller’s title to the Land, conditioned upon, prior to Closing, compliance with the matters set forth in Section 10.2.1 of the Seller Disclosure Letter, to the reasonable satisfaction of Buyer.  Should the Buyer elect to obtain title insurance, Buyer shall pay at Closing, the premium for the policy of title insurance described in the Title Commitment.

10.2.2               Defects.  Buyer agrees to accept title to the Property subject to all matters shown by the Title Commitment and any UCC Search provided to Buyer prior to the date hereof as well as Permitted Encumbrances, other than any Liens relating to the 2010 Credit Agreement.  Buyer shall use commercially reasonable efforts to obtain an updated Title Commitment at least 25 days prior to the Closing.  If such updated Title Commitment shows liens or other financial encumbrances or defects in title not shown by the Title Commitment (other than Permitted Encumbrances and Liens created or agreed to by Buyer), and Seller has received an itemized written notice of such defects within five Business Days after the date of delivery of the updated Title Commitment to Buyer (collectively, the “Notice Defects”), Seller shall have 30 days after receipt of such notice (or, if longer, until the Closing Date) to cure (including by bonding) any such Notice Defects, and the Closing Date shall, if necessary, be extended accordingly pursuant to the provisions of Section 10.2.2 and 10.2.3.  Notice Defects will be deemed to not include any matters shown by the Title Commitment.  Failure to notify Seller within the specified period of title defects revealed by the updated Title Commitment shall be deemed a waiver of Buyer’s right to disapprove of the status of Seller’s title, and Buyer shall then accept such title as is described in the Title Commitment, as updated, without reserving any claim against Seller for title defects; provided that, if Buyer obtains a further updated Title Commitment immediately prior to the Closing Date and such updated Title Commitment shows Liens or other financial encumbrances or defects in title not shown by the prior updated Title Commitment, Buyer shall be permitted to notify Seller in writing of such defects prior to the Closing Date and the provisions of this Section shall apply as if such defects were originally identified as Notice Defects, including Seller’s right to extend the Closing Date pursuant to the provisions of Section 10.2.2 and 10.2.3.  Seller shall be under no obligation to remove title defects and any failure or refusal of Seller to do so shall not be a default of Seller hereunder, except that Seller shall be obligated to cure (i) monetary liens which are Notice Defects that are not disclosed by the Title Commitment which are unpaid and liquidated at Closing, not to exceed $100,000 in the aggregate (“Monetary Liens”) and (ii) title defects and encumbrances voluntarily created or agreed to by Seller that are not disclosed by the Title Commitment (“Seller Created Encumbrances”), to the extent such Monetary Liens or Seller Created Encumbrances first encumber the Property or Seller’s interest therein between the date of the Title Commitment and the Closing, in the manner provided below.  A lien is liquidated only if it is fixed either by agreement of Seller and the party asserting the lien or by operation of law.  In order to cure a Monetary Lien or a Seller Created Encumbrance, and if Seller desires to attempt to cure any other title defects, Seller shall have the option to extend the Closing Date for a period of 30 days, by giving written notice of such extension election to Buyer at or before the Closing Date.  Cure of Monetary Liens and Seller Created Encumbrances may be effected by either (i) payment and release of such Monetary Lien or Seller Created Encumbrance of record, or (ii) posting a bond which causes such Monetary Lien or Seller Created Encumbrance to (x) cease to be a lien on the Property or (y) otherwise be removed from Buyer’s title policy issued at Closing.

10.2.3               Failure to Cure Title Defects.  If Seller fails to cure Monetary Liens or Seller Created Encumbrance that it is obligated to cure in accordance with Section 10.2.2 hereof, such failure shall be a default by Seller subject to the remedies of Article 8 hereof.  If Seller elects not to attempt to cure or remove any material Notice Defects (other than Monetary Liens and Seller Created Encumbrances which shall be governed by the first sentence of this Section), or is not successful in its efforts to do so on or before the Closing Date, or the end of the extension period, if elected, then this Agreement shall, at the option of Buyer (to be exercised by written notice to Seller given no later than the earlier of: (i) the original or extended Closing Date, as applicable, or (ii) five days after Seller’s notice to Buyer of Seller’s election not to cure or attempt to cure such title defects), be terminated pursuant to Section 8.1.2 hereof, and the Deposit, together with all interest earned thereon, shall be returned to Buyer in accordance with Section 8.3 hereof and Buyer and Seller shall be released and discharged from any further obligation to each other hereunder, except those that expressly survive the termination of this Agreement; provided that unless Buyer so elects to terminate this Agreement, Buyer shall accept such title as is tendered by Seller without reduction in the Purchase Price, or reservation of claim against Seller.

10.2.4               Survey.  Buyer may, at Buyer’s sole cost and expense, cause a Survey to be obtained shortly before the Closing Date.  If such Survey reveals any of the following matters not shown on either the Title Commitment or any previous survey delivered to Buyer prior to the date of this Agreement, then such disclosure shall be a title defect or encumbrance as to which the provisions of Sections 10.2.2 and 10.2.3 hereof shall govern Buyer’s and Seller’s rights and obligations: (a) any material encroachments of the Land onto property of others; (b) any material encroachments of property of others onto the Land; (c) the location of any title matter on the Land in a manner that would materially and adversely affect the ability to use the Land as presently used; or (d) any other matter which would render Seller’s title to the Land uninsurable or unmarketable.

11.	MISCELLANEOUS

11.1	Definitions

Certain terms are defined throughout the text of this Agreement, as indicated in the index of defined terms preceding the text of this document.  In addition, for purposes of this Agreement, the following terms have the following meanings:

“2010 Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 16, 2010, as amended, among Trump Entertainment Resorts Holdings, L.P., as borrower, Seller Parent, as Guarantor, the Subsidiary Guarantors, as defined therein, the Initial Lenders, as defined therein, Icahn Agency Services, LLC, as administrative agent, and the other parties thereto.

“Accounts Receivable” means, as of the Closing Date, all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), or overdue accounts receivable to Seller, in each case, due and owing by any third Person; provided, however, Accounts Receivable shall not include Markers.

“Acquired Personal Property” means the Personal Property, excluding the Excluded Personal Property.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.  As used herein, “control” means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners and, with respect to any individual, partnership, trust or other entity or association, the power, directly to cause the direction of the management or actions of the controlled entities.

“Assumed Contracts” means (a) the Operating Agreements relating to the operation of the business conducted at the Property referred to in Section 11.1(a) of the Seller Disclosure Letter, in each case to the extent such Operating Agreement relates to the Property, (b) all purchase orders and other Contracts entered into in the Ordinary Course of Business of the business conducted at the Property, in each case to the extent such purchase order or Contract relates to the Property, (c) each other Contract entered into in accordance with Section 6.1 hereof that the parties hereafter designate as an Assumed Contract, in each case to the extent such Contract relates to the Property, (d) the Collective Bargaining Agreements referred to in Section 4.10, and (e) each license for non-proprietary third Person computer software to the extent that (i) such software relates to the operation of the business conducted at the Property and (ii) the rights thereunder may be assigned in part to Buyer without requiring any payment to any third Person and without affecting the rights granted to Seller or its Affiliates in connection with the operation of the businesses conducted at the Other Property; provided, that Assumed Contracts shall not be deemed to include any Excluded Contracts.  If, prior to the Closing Date, the parties hereto reasonably determine that there are any Contracts that should be Assumed Contracts (including licenses for non-proprietary third Person computer software) but were inadvertently omitted from Section 4.16 or Section 11.1(a) of the Seller Disclosure Letter (excluding all purchase orders entered into in the Ordinary Course of Business of the business conducted at the Property and other Contracts referred to in clause (b) of the preceding sentence), Seller shall amend Section 4.16 (if applicable) and/or Section 11.1(a) of the Seller Disclosure Letter to include such Assumed Contracts (including licenses for non-proprietary third Person computer software) and such Assumed Contracts shall be and hereby are Assumed Contracts (and, to the extent applicable, Assumed Software) hereunder; provided, however, that Buyer’s consent shall be required for any such amendment that so adds any such Contract that involves a total remaining commitment of $25,000 or more (which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to have been given if Buyer has not objected to any such amendment within five Business Days after being provided with notice thereof); provided, further, that no such consent shall be required for any such amendment to include as an Assumed Contract a Contract entered into after the date hereof in compliance with Section 6.1 hereof.

“Assumed Software” means the computer software listed on Part A of Section 4.16 of the Seller Disclosure Letter.

“Auditor” means an independent accounting firm of recognized national standing with no existing relationship with either party that is mutually agreed upon by Buyer and Seller.

“Books and Records” means, to the extent transferable by applicable Law, (i) all books and records of Seller relating to the Property (except (A) to the extent exclusively related to an Excepted Item, and (B) the Customer Database, not including the Plaza Database), including all architectural, structural, service manuals, engineering and mechanical plans, electrical, soil, wetlands, environmental and similar reports, studies and audits for the Property, (ii) all plans and specifications for the Property, and (iii) all financial records, reservation records, and any books and records, in each case to the extent relating to any of the Purchased Assets.

“Business Day” means any Monday through Friday, inclusive, other than any such days that financial institutions within the State of New Jersey are authorized or required to close; provided, however, any reference in this Agreement to any day other than a Business Day shall be deemed a reference to a calendar day.

“Buyer Material Adverse Effect” means any change, event or effect that (i) has a material adverse effect on the business, financial condition or results of operations of Buyer and its subsidiaries (provided that, for purposes of this clause (i), there shall be excluded from any determination as to whether a Buyer Material Adverse Effect under this clause (i) has occurred or could reasonably be expected to occur: (A) changes in the travel, hospitality or gaming industries generally, (B) changes in the economy, or financial, banking, currency or capital markets, in general (including changes in interest or exchange rates or commodities prices), (C) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement or (D) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress), or (ii) impairs in any material respect the ability of Buyer to perform its obligations under this Agreement or prevents or materially delays consummation of the transactions contemplated by this Agreement.

“Casualty Termination Event” means either a loss of access to the Property for a material amount of time that is continuing beyond the Closing or the Outside Date or a loss of more than fifteen percent (15%) of the Purchase Price.

“Chip Liability” means all liability in connection with the redemption, in accordance with requirements of applicable law, of chips and tokens issued by Seller prior to the Closing Date.

“Closing Gaming Approvals” means all Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“CRDA” shall mean the Casino Reinvestment Development Authority of New Jersey.

“CRDA Bonds” shall mean, as of the Transfer Time, any and all bonds issued by the CRDA and held by Seller or its Affiliates for the benefit of the Property.

“CRDA Deposits” shall mean those certain deposits held by CRDA on behalf of Seller or its Affiliates for the benefit of the Property.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of July 7, 2011, between Seller Parent and Buyer Parent.

“Consumables” means all food and beverages in closed boxes; engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel, and materials in closed boxes; stationery and printing items and supplies in closed boxes; and other supplies of all kinds in closed boxes, all of which are unused or held in reserve storage for future use in connection with the maintenance and operation of the Property.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Contract Transactions” means, collectively, the sale and transfer of the Purchased Assets.

“Current Assets” means, as of any date, without duplication, the current assets reflected in the Working Capital calculation example set forth in Section 2.4 of the Seller Disclosure Letter calculated as of such date in accordance with such Working Capital calculation and otherwise in accordance with GAAP.

“Current Liabilities” means, as of any date, without duplication, the current liabilities reflected in the Working Capital calculation example set forth in Section 2.4 of the Seller Disclosure Letter calculated as of such date in accordance with such Working Capital calculation and otherwise in accordance with GAAP.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Seller Parent’s and its Subsidiaries’ casino hotel properties collected or maintained by or on behalf of Seller Parent or its Subsidiaries.

“Environmental Laws” means all applicable and legally binding foreign, federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or the protection or preservation of the environment, including without limitation the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) and other similar state and local statutes, in effect as of the date hereof.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, clean-up fees, reasonable expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person, or arising, under any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contracts” means all Contracts listed on Section 11.1(b) of the Seller Disclosure Letter.

“Excluded Intellectual Property” means all Intellectual Property other than Transferred Intellectual Property.

“Excluded Personal Property” means:

(i)           the Excluded Software; and

(ii)           other than the Excluded Software, all records, files and memorabilia pertaining to Seller or Seller Parent and any past or present corporate affiliates or predecessors of Seller or Seller Parent, in each case to the extent not related to the Property or the operation and support of the business located at the Property.

“Excluded Software” means all computer software owned by or licensed for use by Seller or its Affiliates, including all source codes, user codes and data, whether on tape, disc or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials and databases (including all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records), together with any and all updates and modifications of all of the foregoing and all copyrights related to the computer software, including the Customer Database and any customer tracking system, in each case, other than Assumed Software and the Plaza Database.

“Fixtures” means all fixtures owned by Seller and placed on, attached to, or located at, and used primarily in connection with the operation of, the Property.

“Front Money” means all money stored on deposit at the Property cage belonging to, and stored in an account for, any Person.

“GAAP” means the generally accepted accounting principles in the United States in effect on the date hereof, consistently applied.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of activities by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Property.

“Gaming Authorities” means those federal, state, local and other governmental, regulatory and administrative authority, agency, board and officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, including, within the State of New Jersey, specifically, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement and all other state and local regulatory and licensing bodies with authority over gaming in the State of New Jersey and its political subdivisions.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of New Jersey, including the Casino Control Act, as codified in Chapter 12 of Title 5 of the New Jersey Statutes, as amended from time to time, and the regulations of the New Jersey Gaming Authorities promulgated thereunder, as amended from time to time.

“Guest Ledger” means any accounts receivable of registered guests who have not checked out and who are occupying rooms at the Property, on the evening preceding the Closing and who check in prior to the Transfer Time, including all revenues from the rental of guest rooms at the Property, together with any sales or other taxes thereon.

“Hazardous Material” means any material, substance, pollutant, contaminant or waste, whether solid, liquid or gas, that is defined, listed or classified as hazardous or toxic under, or otherwise regulated as such pursuant to, any applicable Environmental Law, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, petroleum products or by-products or derivatives, and toxic mold at quantities reasonably likely to adversely affect human health.

“Improvements” means all electrical, heating, air condition, plumbing and other equipment and systems, elevators, canopies and landscaping.

“Initial Qualifier” means Buyer, Buyer Parent and any affiliated entity required to file an application for qualification under applicable Gaming Laws in order to obtain the Gaming Approvals, and any individual who is an owner, officer or director of Buyer, or an owner, Corporate Officer (as defined by the New Jersey Casino Control Act) or director of Buyer Parent, or any individual of any affiliated entity required to file an application for qualification under applicable Gaming Laws in order to obtain the Gaming Approvals.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works (including copyrights in software), apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, customer databases, confidential business information, confidential marketing and customer information, licenses, confidential technical information, all goodwill associated with the foregoing, and all documentation, copies and tangible embodiments of the foregoing (in whatever form or medium), and all past, present or future claims or causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation of any of the foregoing.

“Intercompany Payables” means all intercompany accounts payable, and notes for those accounts payable, of the business conducted at the Property existing as of the Closing Date where the obligor is Seller and the obligee is Seller Parent or a subsidiary or Affiliate of Seller Parent other than Seller.

“Intercompany Receivables” means all intercompany accounts receivable, and notes for those accounts receivable, of the business conducted at the Property existing as of the Closing Date where the obligee is Seller and the obligor is Seller Parent or a subsidiary or Affiliate of Seller Parent other than Seller.

“knowledge” means (i) when used in the phrase “knowledge of Seller” or “Seller’s knowledge” and words of similar import, the actual knowledge as of the date of this Agreement, after reasonable inquiry, of the individuals listed on Section 11.1(c) of the Seller Disclosure Letter; and (b) when used in the phrase “knowledge of Buyer” or “Buyer’s knowledge” and words of similar import, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 11.1(i) of the Buyer Disclosure Letter.

“Land” means the real property owned or leased by Seller.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding, including, without limitation, the Gaming Laws.

“Leases” means leases, subleases and occupancy and concession agreements affecting the Property, each of which is set forth on Section 11.1(d) of the Seller Disclosure Letter.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before or otherwise involving any Governmental Entity or arbitrator.

“Liabilities” mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Liens” means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, right of first refusal or similar option, or other similar encumbrance.

“Markers” means, as it relates to Seller, any “counter check”, “slot counter checks” and other checks issued pursuant to Section 19:45-1.27 of the New Jersey Administrative Code, entitled “Procedures for granting credit, and recording checks exchanged, redeemed or consolidated.”

“Material Assumed Contracts” means all Assumed Contracts denoted with an asterisk on Section 11.1(a) of the Seller Disclosure Letter.

“Material Excluded Contracts” means all Excluded Contracts denoted with an asterisk on Section 11.1(b) of the Seller Disclosure Letter.

“Mechanics’ Liens” means Liens for mechanics’ and materialmen’s Liens not filed of record and charges, assessments and other governmental charges which are not delinquent or which are currently being contested in good faith by appropriate proceedings or for which Seller shall have provided bond or other security reasonably satisfactory to Buyer.

“Nonrepresented Employee” means any Property Employee who is not represented by a union.

“Operating Agreements” means all service contracts, equipment leases, software license agreements, sign leases, Leases and other Contracts affecting the Property, other than Contracts that relate primarily to the Excluded Assets.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” shall describe any action taken by a Person if such action is consistent with such Person’s past practices in connection with such Person’s business during the twelve-month period preceding the date of this Agreement, and is taken in the ordinary course of such Person’s normal day to day operations.

“Outside Date” means May 31, 2013; provided, however, if the Closing shall not have occurred on or prior to May 31, 2013, then (provided Seller has not materially breached any representation, warranty, covenant or agreement in this Agreement), at the sole option of Seller, the Outside Date may be extended to June 30, 2013.

“Passenger/Delivery Vehicles” means all passenger or delivery vehicles and recreational vehicles owned or leased by Seller for exclusive use at the Property and identified as such in Section 11.1(e) of the Seller Disclosure Letter.

“Permitted Encumbrances” means:

(i)           Liens for real estate and similar Taxes not yet due and payable;

(ii)           except as set forth in (iii) below, Liens created or approved by Buyer after the date hereof;

(iii)           easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of Seller; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held;

(iv)           zoning and subdivision ordinances and other rights of Governmental Entities which do not materially impair the use of such property or assets for the purposes for which they are held;

(v)           Assumed Contracts for any areas of the applicable Land or the applicable Property;

(vii)           rights of tenants, as tenants only, under operating leases existing as of the date hereof (and any extensions or renewals permitted by the terms of such leases) or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests in possession or holding reservations for future use or occupancy of the applicable Property;

(viii)           any Liens or other matters identified in the Title Commitment (other than the Liens securing the 2010 Credit Agreement) or (subject to Section 10.2.4 hereof) any Survey; and

(ix)           any Assumed Liability.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d-5(b)(1) under the Exchange Act).

“Personal Property” means, as it relates to the Property, all office, hotel, casino, showroom, restaurant, bar, convention, meeting and other furniture, furnishings, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming paraphernalia (including parts or inventories thereof), subject to Section 6.12 hereof, gaming chips and tokens, including, (a) slot machine tokens not currently in circulation, (b) reserve chips, if any, not currently in circulation, Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, telephone numbers, two-way security radios and base station(s), maintenance equipment, tools, supplies, consumable goods, inventory, signs and signage, office supplies, linens (sheets, towels, blankets, napkins), uniforms, silverware, glassware, chinaware, pots, pans and utensils, in each case, owned by Seller and located at or held for use for the Property on the Closing Date and (c) any other items of tangible personal property owned by Seller and used primarily by Property Employees for the operation of the business located at the Property, including uniforms and PDAs.

“Plaza Database” means that portion of the Customer Database containing information with respect to the Property including, but not limited to, hotel information, food and beverage information and wagering activities at the Property by those former and current customers (including all in-actives) of the Property (including their names and information with respect to their consumption, gambling tendencies and net worth, to the extent set forth in the Customer Database), who are reflected on the Customer Database as having wagered at the casino located at the Property at least twenty five percent (25%) of their aggregate wagers placed at casinos operated by Seller Parent and its Affiliates in Atlantic City, New Jersey during either (x) the 24 full month period last completed prior to the date hereof or (y) the 24 full month period last completed prior to the Closing Date, but in each case only to the extent Seller has collected such information in the Customer Database and such information may be transferred to Buyer under applicable Law.

“Pre-Closing Employee Liabilities” means all Liabilities arising out of or relating primarily to the employment of any Property Employee prior to the Closing Date, including under the Collective Bargaining Agreements and including any and all severance obligations or other Liabilities relating to the termination by Seller of any Property Employees prior to, at or as a result of the Closing.

“Pre-Closing Tax Liabilities” means any Liability related to (i) Taxes of Seller and (ii) all Liabilities for Taxes arising from or attributable to the Purchased Assets (or the operation of the Purchased Assets) for taxable periods (or portions thereof) ending prior to the Closing Date.

“Pre-Closing Worker Compensation Liabilities” means all Liabilities arising out of or relating primarily to worker compensation claims for Employees relating to events or injuries occurring prior to the Closing Date (whether or not such claims are made prior to the Closing Date).

“Prepaids” means all prepaid items and expenses, deferred charges, advance payments, deposits, rights of offset, credits, claims for refunds and similar items of Seller in respect of the operation of the business conducted at the Property, including, but not limited to, certain prepaid utilities as set forth in Section 6.20.1, all in accordance with GAAP.

“Property” means (i) the Land, (ii) the hotel and casino located on the Land, including the Improvements, (iii) any property leased or owned by Seller that is used primarily in connection with the business conducted at such hotel and casino, and (iv) any Fixtures at all such Property described in clauses (i), (ii) and (iii) above and owned by Seller.

“Property Material Adverse Effect” means changes, events or effects that have a materially adverse effect on the business, financial condition or results of operations of the Property and the business operated at the Property; provided, that the following shall be excluded from any determination as to whether a Property Material Adverse Effect has occurred or could reasonably be expected to occur: (A) any change in event or affecting, and any effect arising out of or resulting from a change in or event affecting, (i) the economy, or financial, banking, currency or capital markets, in general (including, without limitation, changes in interest or exchange rates or commodities prices), or (ii) the travel, hospitality or gaming industries generally, or the travel, hospitality or gaming industries in the markets or jurisdictions where the Property is located, (B) any change, event or effect resulting from the negotiation, execution, delivery, performance or public announcement of this Agreement or the consummation of any of the transactions contemplated by this Agreement (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees), (C) any change, event or effect arising in connection with or resulting from (i) any act of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, or (ii) hurricanes, tornados or other natural disasters, (D) the effects of any action taken by Seller or its Affiliates as expressly permitted by this Agreement or with Buyer’s consent, or any failure by Seller to take any action as a result of the restrictions in Article 6 of this Agreement, (F) any change, event or effect arising from any action taken by Buyer or its Affiliates, (G) the effect of any changes in (i) applicable Laws (or the effects of any changes in the manner of enforcement of any applicable Law) or (ii) accounting principles or standards and (H) any failure to meet revenue or earnings projections (provided that any change or development causing any such failure to meet projections may be taken into account in determining whether a Property Material Adverse Effect has occurred).

“Proposed Use” means use of the Property as a casino and hotel.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing of Hazardous Materials into the environment.

“Representative” of a Person means any of such Person’s directors, officers, agents and representatives.

“Represented Employee” means any Property Employee whose employment is subject to any of the Collective Bargaining Agreements.

“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, gross receipts, profits, gaming, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

“Title Commitment” means that certain title insurance commitment of Chicago Title Insurance Company annexed as Exhibit H to this Agreement.

“Transfer Time” means 6:00 a.m., Atlantic City, New Jersey time, on the Closing Date.

“Transferred Employee Records” means records of Seller that relate to Transferred Employees, but only to the extent that such records may be transferred under applicable Law and to the extent that such records pertain to: (i) skill and development training, (ii) seniority histories, (iii) salary and benefit information, (iv) Occupational, Safety and Health Administration (OSHA) reports and records, and (v) active medical restriction forms.

“Transferred Intellectual Property” means all (i) Intellectual Property owned by Seller and/or its Affiliates and, (ii) subject to Section 1.6 and the terms of the Trump License Agreement, rights of Seller and its Affiliates to use other Intellectual Property, in each case, that is exclusively used, or held for exclusive use, in the operation of the business located at the Property, including (x) the items of Intellectual Property listed on Section 4.5.1 of the Seller Disclosure Letter, and (y) the Assumed Software and the Plaza Database.

“Trump License Agreement” means that certain Second Amended and Restated Trademark License Agreement, dated as of July 16, 2010, among Trump Entertainment Resorts Holdings, L.P., Seller Parent, certain subsidiaries of Seller Parent, Donald J. Trump and Ivanka Trump.

“Trump One Card” means the player loyalty program of Seller Parent.

“UCC Search” shall mean a UCC search with respect to Seller in the State of New Jersey.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Working Capital” means the calculation, in reasonable detail, of the Current Assets of Seller (other than Excluded Assets) minus the Current Liabilities of Seller (other than Excluded Liabilities) calculated in accordance with the Working Capital calculation example set forth in Section 2.4 of the Seller Disclosure Letter and otherwise in accordance with GAAP.

11.2	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

11.2.1               This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New Jersey, applicable to contracts executed in and to be performed entirely within such State, without regard to the conflicts or choice of laws principles or any other Law that would make the laws of any other jurisdiction other than the State of New Jersey applicable hereto.

11.2.2               Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court located in the County of New York, or any Federal court of the United States of America sitting in the Southern District of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such State or Federal court, (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such State or Federal court, and (E) to the extent such party is not otherwise subject to service of process in such State, Buyer has appointed Nicholas Casiello, Jr., Fox Rothschild LLP, Suite 400 Midtown Building, 1301 Atlantic Avenue, Atlantic City, New Jersey, 08401, as such party’s agent for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such State.  Buyer has delivered to Seller a written acceptance of such appointment by such agent.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.3 hereof.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

11.2.3               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.3	Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

11.3.1            if to Buyer, to

Meruelo Gaming Holdings, LLC
9550 Firestone Blvd, Suite 105
Downey, California 90241
Attention: Alex Meruelo
Facsimile: (562) 745-2341

with a copy (which shall not constitute notice) to:

Meruelo Enterprises, Inc.
9550 Firestone Blvd, Suite 105
Downey, California 90241
Attention: General Counsel
Facsimile: (562) 745-2354

11.3.2            if to Seller, to

Trump Plaza Associates, LLC
c/o Trump Entertainment Resorts, Inc.
1000 Boardwalk at Virginia Avenue
Atlantic City, New Jersey 08401
Attention: David Hughes
Facsimile: (609) 449-5125

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Jeffrey S. Lowenthal, Esq.
Facsimile: (212) 806-2509

11.4	Interpretation

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement and the applicable Disclosure Letter, as applicable, unless otherwise indicated.  All Exhibits and Schedules of this Agreement are incorporated herein by reference.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.  Each of Buyer and Seller will sometimes be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

11.5	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6	Entire Agreement

This Agreement, the Exhibits and Schedules hereto, the Disclosure Letters and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in full force and effect after the Closing.  Each party hereto agrees that, except for the representations and warranties contained in this Agreement (as qualified by the respective Disclosure Letters), neither Seller nor Buyer makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

11.7	Severability

This Agreement shall be deemed severable; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.  The parties hereby acknowledge and agree that the agreement set forth in Section 11.16 hereof is reasonable in scope and in all other respects.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11.8	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise without the prior written consent of the other party; provided, however, that Buyer may assign its rights under this Agreement to a creditworthy affiliate of Buyer (but any such assignment shall not result in a release of Buyer or Buyer Parent from their obligations hereunder).  Any assignment in violation of this Section 11.8 shall be void.

11.9	Parties of Interest; No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10	Counterparts

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11	Mutual Drafting

Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12	Amendment

This Agreement may not be amended except by an instrument in writing signed on behalf of each of Buyer and Seller.

11.13	Extension; Waiver

At any time prior to the Closing, Buyer and Seller may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

11.14	Time of Essence

Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

11.15	Disclosure Letters

The Seller Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement.  The Buyer Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement and the disclosure in any paragraph shall, to the extent applicable, qualify other paragraphs in this Agreement.

11.16	Non-Solicitation of Employees

11.16.1               Except for those Property Employees to whom offers are made pursuant to Section 6.5 hereof, Buyer and Buyer Parent agree that for a period commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement, they shall not (and shall cause their Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Seller, Seller Parent or any of their respective Affiliates, until such individual has been separated from such employment for at least 45 days, unless Seller provides Buyer specific prior written consent; provided, however, that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such individuals.  For the avoidance of doubt, this Section shall survive the termination of this Agreement.

11.16.2               Seller and Seller Parent agree that for a period commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement, they shall not (and shall cause their Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Buyer, Buyer Parent or any of their respective Affiliates, until such individual has been separated from such employment for at least 45 days, unless Buyer provides Seller specific prior written consent; provided, however, that the foregoing shall not prohibit any general solicitation of employees that is not targeted at such individuals.  For the avoidance of doubt, this Section shall survive the termination of this Agreement.

11.17	Other Assets; Other Property

Buyer agrees and acknowledges that in addition to owning the Purchased Assets and operating the Property, Seller and/or Affiliates of Seller operate the hotel and casino property known as “Trump Taj Mahal” in Atlantic City, New Jersey (the “Other Property”) and own certain other assets that are not located at, and not related to the operation of the business located at, the Property (collectively, the “Other Assets”).  Except as otherwise set forth in this Agreement, the parties hereto agree that:  (i) Seller is not making any representations or warranties with respect to the Other Property or the Other Assets; (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under the Other Assets or the Other Property; and (iii) none of the Other Assets or the Other Property shall be subject to any restrictions by virtue of this Agreement.

11.18	Specific Performance

Buyer may seek to compel specific performance by Seller for the sale of the Property in accordance with this Agreement and consummation of the transactions contemplated hereunder.  Seller shall have no right to specific performance by requiring Buyer to close the transaction by purchasing the Purchased Assets and that in the event the Closing fails to occur as a result of the default of Buyer under this Agreement, Seller’s sole remedy shall be to retain the Deposit as full compensation and liquidated damages.  Notwithstanding the foregoing or anything to the contrary, Seller shall be entitled to (i) the remedy of specific performance with respect to Section 6.7 hereof prior to the Closing, and (ii) all remedies (including monetary damages, specific performance and injunctive relief) in respect of the matters governed by the Subject Provisions or as a result of fraud or willful misconduct by Buyer.

11.19	Additional Provisions

For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that Seller is not assigning or otherwise transferring to Buyer any of Seller’s rights or remedies under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

TRUMP PLAZA ASSOCIATES, LLC

By:	/s/ Edward Llambias
	Name:	Edward Llambias
	Title:	General Manager

MERUELO GAMING HOLDINGS, LLC

By:	/s/ Alex Meruelo
	Name:	Alex Meruelo
	Title:	Managing Member

Signing solely for purposes of the sections referenced in the preamble to this Agreement as applicable to the undersigned:

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ Robert Griffin
	Name:	Robert Griffin
	Title:	Chief Executive Officer

MERUELO ENTERPRISES, INC.

By:	/s/ Alex Meruelo
	Name:	Alex Meruelo
	Title:	President